 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1999

                                                      REGISTRATION NO. 333-83283
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                Amendment No. 2
                                       to
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------
                                  Gaiam, Inc.
             (exact name of registrant as specified in its charter)

          Colorado                           5961, 7375             84-111-35-27
 (State or other jurisdiction of    (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)      Classification Code Number)   Identification No.)

                        360 INTERLOCKEN BLVD., SUITE 300
                           BROOMFIELD, COLORADO 80021
                                 (303) 464-3600
    (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------
                                  JIRKA RYSAVY
                            CHIEF EXECUTIVE OFFICER
                                  GAIAM, INC.
                        360 INTERLOCKEN BLVD, SUITE 300
                           BROOMFIELD, COLORADO 80021
                                 (303) 464-3600
 (name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                   COPIES TO:
JAMES L. PALENCHAR, ESQ.                        KEVIN A. CUDNEY, ESQ.
BARTLIT BECK HERMAN PALENCHAR                   & SCOTT  DORSEY & WHITNEY LLP
511 16TH STREET, SUITE 700                      370 17TH STREET, SUITE 4400
DENVER, COLORADO  80202                         DENVER, COLORADO 80202
TELEPHONE:  303-592-3100                        TELEPHONE:  303-629-3400
FACSIMILE:  303-592-3140                        FACSIMILE:  303-629-3450

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                ----------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================

                   Subject to completion, __________ __, 1999
                   ------------------------------------------
PROSPECTUS
____________ __, 1999

================================================================================

                    2,000,000 Shares of Class A Common Stock
                                $5.00 per share

   ($4.50 per share for Gaiam customers, up to 200 shares per customer and a maximum of 1,000,000 shares)

                                                                    [Gaiam logo]
================================================================================

  Gaiam produces and sells goods, services and information targeted to customers who value the environment, a sustainable economy, healthy lifestyles and personal development.

  This is our initial public offering. We will apply for quotation of our shares on the Nasdaq National Market under the symbol "GAIA."

  We intend to allocate shares first to our customers and then to the general public. Our customers will receive a 10% discount from the initial public offering price (or a price of $4.50 per share) on up to 200 shares per customer and a maximum of 1,000,000 shares. The minimum order size in this offering for Gaiam customers and for the public is 50 shares.
Up to 395,000 shares may be sold to holders of our debentures in exchange for the outstanding principal amount of the debentures at $5.00 per share.

--------------------------------------------------------------------------------
      See "Risk Factors" beginning on page __ to read about material risks you should consider before buying our shares.
--------------------------------------------------------------------------------

                                                                           Per Share      Total       Shares
                                                                           ----------  -----------  -----------

     Public offering price:                                                $     5.00  $5,000,000*   1,000,000
     Underwriting discounts and commissions:                               $     0.50  $  500,000*
     Proceeds to Gaiam:                                                    $     4.50  $4,500,000*

     Gaiam offering price
     (up to 200 shares per customer and a maximum of 1,000,000 shares):    $     4.50  $4,500,000*   1,000,000
     Underwriting discounts and commissions:                               $     0.45  $  450,000*
     Proceeds to Gaiam:                                                    $     4.05  $4,050,000*

     Total Proceeds to Gaiam/ Total Shares                                             $8,550,000    2,000,000

  *We do not know how many of the 2,000,000 shares offered will be purchased by our customers at the $4.50 offering price, but the maximum available at that price is 1,000,000 shares. The underwriters have an option to purchase an additional 300,000 shares from Gaiam for resale to the public at the $5.00 offering price per share to cover any over-allotments. The closing of this offering is expected to occur on or about October __, 1999.

    Neither the Securities and Exchange Commission nor any state securities commission has approved
 or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.
           Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

        TUCKER ANTHONY CLEARY GULL          ADAMS, HARKNESS & HILL, INC.

                              [Inside front cover]



                                   [Pictures]

                               TABLE OF CONTENTS

                                                        Page                                            Page
Prospectus Summary....................................          Our Business..........................
Questions and Answers for Gaiam Customers ............          Management............................
Risk Factors..........................................          Certain Transactions..................
Use of Proceeds.......................................          Gaiam Shareholders....................
Capitalization........................................          Description of Capital Stock..........
Dilution..............................................          Shares Eligible for Future Sale.......
Selected Financial Data...............................          Underwriting..........................
Management's Discussion and                                     Legal Matters.........................
 Analysis of Financial Condition                                Experts...............................
 and Results of Operations............................          Additional Information................

                               PROSPECTUS SUMMARY


You should read the following summary, together with the more detailed information and Gaiam's consolidated financial statements and related notes appearing elsewhere in this prospectus.
                                                                    [Gaiam logo]

                                 OUR BUSINESS

Founded in Boulder, Colorado in 1988, Gaiam (pronounced "gi am") produces and sells goods, services and information targeted to customers who value the environment, a sustainable economy, healthy lifestyles and personal development. We reach our customers through catalogs, the Internet and retailers.

We strive to provide our customers an opportunity to practice what we call "conscious commerce." This term describes the practice of making purchasing decisions based on the personal values and beliefs. We believe many of our consumers are concerned about personal and planetary health and sustainability and want to use their purchasing decisions to effect positive change. We call this "voting for their values with their dollars."

Our name, Gaiam, is a fusion of the words "Gaia" and "I am." Gaia, mother Earth, was honored on the Isle of Crete in ancient Greece 4,000 years ago by the Minoan civilization. This civilization valued education, art, science, recreation and the environment and believed that the Earth was directly connected to their existence and daily life.

The concept of Gaia stems from this ancient philosophy that the Earth is a living entity. At Gaiam, we believe that all of the Earth's living matter, air, oceans and land form an interconnected system that can be seen as a single entity. According to a 1996 study published by the Institute of Noetic Sciences, "The Integral Culture Survey," this view is shared by over 90% of a group called "cultural creatives." This study estimates that this demographic group, which shares the values of environmental awareness, healthy lifestyles and personal development, numbered 44 million in the United States in 1994. The author of this study, Paul Ray, has agreed to join our board of directors upon completion of this offering.

From 1996 to 1998, our revenues increased from $14.8 million to $30.7 million, representing a compound annual growth rate of approximately 44%. Our number of unique individual customers increased from 300,000 at the end of 1996, to 685,000 at the end of 1998 and to 800,000 at June 30, 1999.


Although our historical sales have been predominantly through catalogs and retailers, we are shifting our sales emphasis to the Internet and we intend to make the Internet our primary channel of distribution. Engaging in sales on the Internet, sometimes called "e-commerce," may subject us to risks and uncertainties not historically associated with our business. These risks will include incurring increased costs of enhancing and maintaining our websites and acceptance of the Internet by consumers as a place to purchase our goods and services.

                             OUR MARKET OPPORTUNITY

We believe that several markets share a common customer base that we believe practices conscious commerce. Because of this common customer base, we believe these markets should be viewed collectively as one industry. We have named this industry "Lohas" -- an acronym for Lifestyles Of Health And Sustainability, and we divide the Lohas industry into five markets that shape the industry:

     Sustainable Economy. This market includes environmental management services and solutions, renewable energy, energy conservation products and services, sustainable manufacturing processes, recycling and goods made from recycled materials.

     Healthy Living. This market includes food supplements, vitamins and minerals, natural and organic foods, and natural personal body care and information and services related to these products.

     Alternative Healthcare. This market includes natural health and wellness solutions, information, products and services, including alternative, noninvasive treatments, massage, chiropractic, acupuncture, acupressure, biofeedback and aromatherapy.

     Personal Development. This market includes experiences, solutions, products, information and services relating to mind, body and spiritual development, such as yoga, meditation, relaxation, spirituality, ancient religions, esoteric sciences and realizing human potential. The fitness elements of this market are often referred to as "mind-body-spirit."

     Ecological Lifestyles. This market includes information, products and services that offer environment-friendly solutions, natural untreated fiber products and eco-tourism.

Gaiam currently produces and sells information, goods and services in each market of the Lohas industry under three brand names:

 . Harmony targets the Sustainable Economy and Ecological Lifestyles markets; . Living Arts targets the Personal Development market; and
 .  InnerBalance targets the Alternative Healthcare and Healthy Living markets.

                                  OUR STRATEGY

We are not aware of a dominant market leader for the entire Lohas industry and we believe the industry is characterized by a fragmented supplier and distribution network.

Gaiam seeks to establish itself as a brand name, information resource and authority in the Lohas industry.

We view the Internet as an opportunity to enhance relationships with our customers and reduce consumption of natural resources. Through our Internet site, www.gaiam.com, we strive to create an online community where our customers will share information, solutions and experiences and promote interactive feedback. Our customer service representatives have learned from our customers that many of them desire to acquire information from a trusted source offering them a personalized, concise and reliable view into the vast and inconsistent universe of information. We believe we are well positioned to be a source such as this because of our customer participation, as evidenced by a customer survey which drew a 50% response rate. However, because the Internet and e-commerce industry are subject to technological changes, our strategy to expand our presence online and create an online community has additional costs and risks associated with it.

We intend to pursue the following strategies to benefit our customers:

 .  Focus on Our Online Presence
 .  Strengthen Our Brand
 .  Offer Quality, Convenience and Wide Selection
 .  Develop Business-to-Business Opportunities
 .  Complement our Existing Business with Selective Strategic Acquisitions



We believe customers should have opportunities to invest in companies they are helping create. In this offering, we will give preference to our customers in allocating shares and give them a 10% discount for purchases of up to 200 shares. The maximum number of shares available at this price is 1,000,000.


Gaiam was organized as a Colorado corporation on July 7, 1988. Gaiam's principal office is located at 360 Interlocken Blvd., Suite 300, Broomfield, Colorado 80021, and its telephone number is (303) 464-3600.

                                  The Offering

Class A common stock offered by Gaiam...............................    2,000,000 shares
Class A common stock outstanding after this offering................    3,496,429 shares (1)
Class B common stock outstanding after this offering................    7,035,000 shares
Total common stock outstanding after this offering..................   10,531,429 shares
Use of proceeds.....................................................   Working capital and other general
                                                                       corporate purposes, including the
                                                                       possible acquisition of the minority
                                                                       interest in one of our subsidiaries,
                                                                       other acquisitions and the repayment of
                                                                       up to $2.725 million principal amount
                                                                       of debt.  See "Use of Proceeds" and
                                                                       "Our Business."

Proposed Nasdaq National Market symbol..............................    GAIA

(1) Based on the number of shares outstanding on June 30, 1999. Excludes approximately 675,000 shares issuable upon exercise of options outstanding as of June 30, 1999, each at an exercise price of $4.375 per share. No options are currently exercisable. See "Management."

The information in this prospectus assumes that Gaiam's proposed 1-for-2.5 reverse stock split has occurred and that the underwriters' over-allotment option is not exercised. Except where specified, references to Gaiam's shares refer to shares of its class A common stock. The information on our website, including any online discussion forums, and in our catalogs and other marketing materials is not part of this prospectus. References in this prospectus to "Gaiam," "we," "our" and "us" refer to Gaiam, Inc., and not to the persons who manage Gaiam or sit on its Board of Directors.

                   QUESTIONS AND ANSWERS FOR GAIAM CUSTOMERS

This summary answers some questions about how the offering process will work for Gaiam customers who wish to purchase shares. You should also carefully read the rest of this prospectus for information about this offering, the shares and Gaiam.

Q. What is the price of the shares for Gaiam customers?

A. Shares purchased by a Gaiam customer, up to the first 200, will be discounted 10% and will cost $4.50 per share. Fifty shares, the minimum order, will cost $225, and 200 shares will cost $900. No more than 1,000,000 shares will be sold at the discounted price, so it may not be possible to give you the $4.50 price for all shares (up to 200) requested.

  Customer purchases of additional shares over the initial 200 shares will cost $5.00 per share. For example, an additional 100 shares will cost $500 (or $1,400 for all 300 shares).


Q. Is there a minimum number of shares I have to buy?

A.  Yes.  Orders for fewer than 50 shares will not be accepted.

Q. How many shares can I request?

A. There is no limit on the number of shares a customer may request, but we may not have enough shares to meet your request.

Q. Is there a guarantee that I will be able to buy shares?

A. No, but Gaiam intends to prioritize the allocation process so that customers who ask to buy shares and place orders early will be able to buy shares. There is no guarantee, however, that this will be possible. We may need to allocate shares if we receive orders for more shares than are offered by this prospectus.

Q. How do I request shares?

A. On about September __, 1999, we will send a preliminary prospectus to all Gaiam customers who had previously requested a prospectus. Accompanying the preliminary prospectus will be a limited account application to open an account at Tucker Anthony Incorporated, an affiliate of Tucker Anthony Cleary Gull. The application includes some necessary questions, and a place for you to indicate how many shares you would like to buy. If you have an interest in buying shares, send the account form back in the envelope provided as soon as possible -- Tucker Anthony must receive it by approximately October __, 1999. Customers can also obtain the account application by calling Tucker Anthony Incorporated at the phone number listed below.

Q. If I indicate an interest in shares must I send a check?

A. Please do not send a check back with your account form. You will need to send a check after Gaiam's registration statement is declared effective by the Securities and Exchange Commission, but we will notify you of when that occurs.

Q. If I indicate an interest in shares must I buy the shares?

A. No. The indication of interest is not binding on you, the underwriters or Gaiam. You can change your mind later.


Q. How will Gaiam allocate shares that have been ordered by customers?

A. Shares will be allocated to customers in three ways. A total of approximately 500,000 shares will be allocated on a first come, first served basis based on the date customers' account applications are received by Tucker Anthony. A total of approximately 500,000 shares will be allocated to customers based on the dollar volume of the customer's purchases from Gaiam over the past 12 months, and to customers who are also Gaiam employees, consultants, contractors or family members. Finally, a total of approximately 200,000 shares will be allocated to customers by lottery.


Q. How will the sale process work?

A. When the registration statement covering the shares becomes effective, Tucker Anthony will send you a confirmation of your purchase of the shares allocated to you. We estimate that the Tucker Anthony will send out the confirmations on approximately October __, 1999. Tucker Anthony's delivery to you will include a final prospectus and a return envelope for your convenience. Tucker Anthony will request that you return your check for the shares allocated to you within three business days.

Q. Will I receive a stock certificate?

A. Yes. All customers buying stock in this offering will receive a stock certificate for the shares purchased. In addition, customers who buy shares will also receive a gift package, including a Gaiam t-shirt, cap, mug and canvas shopping bag.

Q. Whom do I call if I have questions?

A. Call Tucker Anthony Incorporated toll free at 1-877-IPO-GAIA  (1-877-476-
   4242).

                             SUMMARY FINANCIAL DATA
                 (Amounts in thousands, except per share data)

The following table summarizes the financial data of our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial results for the six months ended June 30, 1998 and 1999 and as of June 30, 1999, are unaudited.

                                                                                       Six Months
                                           Year Ended December 31,                   Ended June 30,
                                     ------------------------------------      --------------------------
                                        1996         1997         1998             1998          1999
                                     -----------  -----------  ----------      ------------  ------------
Statement of Operations Data:
Net revenues.......................      $14,801      $19,898     $30,739          $10,475        $17,563
Gross profit.......................        8,039       11,436      17,565            6,061         10,488
Other income (expense).............        2,984        1,583         388             (114)           202
                                     ===========      =======     =======          =======        =======
Net income after minority
 interest(1).......................          340          654         860               39            116



Net income per share (basic and
 diluted)..........................        $0.04        $0.08       $0.11            $0.00          $0.01
Shares outstanding (basic).........        8,040        8,040       8,073            8,040          8,318
Shares outstanding (diluted).......        8,040        8,040       8,119            8,040          8,318

                                                            June 30, 1999
                                             ------------------------------------------------

                                                     Actual               Pro forma (2)
                                             ----------------------  ------------------------
Balance Sheet Data:
Cash.......................................                 $   856                $ 7,606
Securities available-for-sale..............                   1,505                  1,505
Working capital............................                   2,534                  9,284
Total assets...............................                  15,839                 22,589
Long-term debt (net of current maturities).                   1,664                    914(3)
Stockholders' equity.......................                   5,216                 12,716

___________________________
(1) Net income after minority interest includes net income of consolidated Gaiam operations excluding the portion attributable to the minority shareholder of Healing Arts Publishing, LLC, a majority owned subsidiary of Gaiam.

(2) Gives effect to the sale by Gaiam of 1,000,000 shares at an assumed initial public offering price of $5.00 per share and 1,000,000 shares at an assumed initial public offering price of $4.50 per share , after deducting the estimated underwriting discount, customer discounts and offering expenses payable by Gaiam. See "Use of Proceeds" and "Capitalization."
(3) Gives effect to the repayment of $750,000 of long-term debt from the proceeds of this offering.

                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in our shares. If any of the following risks actually occurs, our business could be harmed and the trading price of our shares could decline. In that case, you might lose all or part of your investment.

We may not be able to compete successfully against current and future competitors.

Our goal is to establish ourselves as the market leader in the Lohas industry. We believe that the Lohas industry has thousands of small, local and regional businesses. We believe that some smaller businesses may be able to more effectively personalize their relationships with customers.

Our direct marketing business is evolving and competitive. We expect more business to move to the Internet. As this happens, we expect competition to intensify because barriers to entry are minimal and competitors can launch new sites at a relatively low cost.

Some of our competitors have, and our potential competitors may have, greater financial and marketing resources. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with our online competitors as the use of the Internet and other online services increases. Increased competition from these or other competitors could negatively impact our revenue.

Our ability to grow our customer base and generate sales depends largely upon the importance consumers place on environmental issues, promoting a sustainable economy, healthy lifestyles and personal development.

Our business is targeted at a demographic group -- the cultural creatives -- that assigns high value to environmental consciousness, promoting a sustainable economy, healthy lifestyles and personal development. The success of our business assumes that that we will be able to capture market share within this group. Our success also depends upon the willingness of consumers to purchase goods and services that promote the values we espouse. We cannot assure that the demographic trends on which they are based will continue or that the current levels of environmental consciousness or concerns about promoting a sustainable economy, healthy lifestyles and personal development will be sustained. The decrease of consumer interest in purchasing goods and services that promote the values we espouse would materially and adversely affect the growth of our customer base and sales revenues and, accordingly, our financial prospects.

Some products and services we sell may put us at a competitive price disadvantage.

Some environmentally friendly products are priced at a premium to products that have similar uses but are not environmentally friendly. Our sales growth assumes that consumers will sometimes be willing to pay higher prices in order to enhance the environment, promote a sustainable economy and achieve healthy lifestyles and personal development or that, over time, we will be able to reduce prices through volume purchases from our suppliers.

If the protection of our Internet domain names are inadequate, our brand recognition could be impaired and we could lose customers.

We currently hold various web domain names relating to our brand, including www.gaiam.com. The acquisition and maintenance of domain names is regulated by governmental agencies and their designees. The regulation of domain names in the U.S. and in foreign countries is changing and is expected to continue to change in the future. As a result, we may not be able to acquire or maintain the domain names we want in all countries in which we seek to conduct business. Furthermore, we may be unable to prevent third parties from acquiring domain names whose similarity decreases the value of our trademarks and proprietary rights. Loss of our Internet domain names could adversely affect our ability to develop brand recognition.

We may engage in future acquisitions that may harm our financial results, cause our stock price to decline, or dilute our shareholders' interest if we do not successfully execute them.

Acquisitions have been part of our growth. Living Arts and Inner Balance, acquired in 1998, accounted for approximately one-third of our revenues for the six months ended June 30, 1999. Even though our strategy does not depend on making acquisitions, we expect to make them. These acquisitions may be of entire companies, controlling interests in companies or of minority interests in companies where we intend to invest as part of a strategic alliance. However, we may not succeed in identifying attractive acquisitions or attractive acquisition candidates may not be available at reasonable prices. We are also likely to face competition for attractive acquisition candidates, which may increase the expense of completing acquisitions. Making acquisitions may harm our operating results or cause our stock price to decline because we may:

     - issue equity or equity-related securities that dilute our current shareholders' percentage ownership or incur substantial debt or assume liabilities of an acquired business;

     - experience reduced earnings or adverse tax consequences by failing to efficiently integrate the operations, assets and personnel of the acquired companies in a timely manner, being required to amortize a significant amount of intangible assets acquired in an acquisition, or otherwise; and

     - divert management's attention from operating the business.

Moreover, the presence of minority ownership interests in any acquired company, and our strategy of allowing our subsidiaries to retain some autonomy in their management and operation, could make integration more difficult.

The loss of the services of our key personnel could disrupt our business.

The services of our officers, Jirka Rysavy, Lynn Powers, Pavel Bouska, Mark Lipien and Linda West, are critical to our business. Our strategy of allowing the management teams of acquired companies to continue to exercise significant management responsibility for those companies makes it especially important that we retain key employees, particularly the e-commerce and creative teams, of the companies we might acquire. Competition for qualified personnel is intense, particularly given the scarcity of qualified and experienced management in the e-commerce and the direct marketing industries.

Government regulation and legal uncertainties could add additional costs to doing business on the Internet.

E-commerce is new and rapidly changing. Federal and state regulation relating to the Internet and e-commerce is evolving. Currently, there are few laws or regulations directly applicable to the Internet or e-commerce on the Internet. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. Additionally, the rapid growth of e-commerce may trigger the development of tougher consumer protection laws.

Our business could also be affected by regulations adopted in the future. For example, a number of different bills are under consideration by Congress and various state legislatures that would restrict disclosure of consumers' personal information. If legislation of this type were enacted, it would make it more difficult for us to obtain additional names for our distribution lists, and restrict our ability to send unsolicited electronic mail or printed catalogs. Both of which could slow the growth of our customer base.

Because of our recent shift of emphasis to the Internet, we cannot be certain that our Internet business will succeed.

Although our historical sales have been predominantly through catalogs and retailers, we are shifting our sales emphasis to the Internet. We intend to make the Internet our primary channel of distribution.

The development of a website and other proprietary technology entails significant technical, financial and business risks. We have spent approximately $500,000 during 1999 in the development of our websites and may spend up to an additional $500,000 to introduce the website features we describe in this prospectus under "Business." We intend to continue to invest resources to enhance our websites and keep our systems up to date. In addition, the adoption of new Internet, networking or telecommunications technologies may require us to devote substantial resources to modify and adapt our services.

The success of our business depends on continued growth of e-commerce.

The emergence of the Internet and the growing popularity of e-commerce provides a new channel for direct access to consumers. Since the introduction of e-commerce to the Internet, the number of websites competing for customer attention has increased very rapidly. We expect future competition to intensify given the relative ease with which new websites can be developed. We believe that the primary competitive factors in e-commerce are brand recognition, reputation, site content, ease of use, price, fulfillment speed, customer support and reliability. Our success in e-commerce will depend heavily upon our ability to continue to provide a compelling and satisfying shopping experience. Other factors that will affect our success include our continued ability to attract and retain experienced marketing, technology, operations and management talent. The nature of the Internet as an electronic marketplace (which may, among other things, facilitate competitive entry and comparison shopping) may render it inherently more competitive than traditional retailing formats. Increased competitiveness among online retailers may result in reduced operating margins, loss of market share and a diminished brand franchise.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online technology. The Internet and the e-commerce industry are subject to rapid technological change, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render our existing Internet strategy obsolete. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance existing services, develop new services and technology that address the needs of our customers and our ability to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

If we cannot maintain and continuously update our information systems, our business could suffer.

Information systems are critical to our business. These systems assist in processing orders, managing inventory, purchasing and shipping merchandise on a timely basis, responding to customer service inquiries, and gathering and analyzing operating data by business segment, customer, and SKU (a specific identifier for each different product). If our systems should require substantial updating or fail, we could incur substantial expenses.

A material security breach could cause us to lose sales, damage our reputation or result in liability to us.

Our computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. We currently rely on security and authentication technology that we license from third parties. We may not be able to prevent all security breaches.

Our systems may fail or limit user traffic, which would cause us to lose sales.

We are dependent on our ability to maintain our computer and telecommunications equipment in effective working order and to protect against damage from fire, natural disaster, power loss, telecommunications failure or similar events. In addition, growth of our customer base may strain or exceed the capacity of our computer and telecommunications systems and lead to degradations in performance or systems failure. We have experienced capacity constraints and failure of information systems in the past that have resulted in decreased levels of service delivery or interruptions in service to customers for limited periods of time. While we continually review and seek to upgrade our technical infrastructure and provide for system redundancies and backup power to limit the likelihood of systems overload or failure, substantial damage to our systems or a systems failure that causes interruptions for a number of days could adversely affect our business.

We may face legal liability for the content contained on our website or other content that is accessed from our website.

We intend to keep increasing the amount of content on our website. We could face legal liability for defamation, negligence, copyright, patent or trademark infringement, personal injury or other claims based on the nature and content of materials that we publish or distribute on our website. These types of claims have been brought, sometimes successfully, against on-line services in the past. We can be exposed to litigation for the content and services that are accessible from our website through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards. If we are held liable for damages for the content on our website, our business may suffer. Our insurance may not adequately protect us against these types of claims. We do not currently offer health-related information on our website, but we may do so in the future. This could increase our legal exposure. Further, our business is based on establishing www.gaiam.com as a trustworthy and dependable provider of information and services. Allegations of impropriety, even if unfounded, could therefore have a material adverse effect on our reputation and our business.

Our suppliers may not be able to supply us merchandise in a timely manner, which could cause us to lose sales and harm our business.

To successfully operate our business, we must receive timely delivery of merchandise from our vendors and suppliers. As we grow, some of these vendors may not have sufficient capital, resources or personnel to satisfy their commitments to us. Any significant delay in the delivery of products by vendors could result in a loss of sales, increased fulfillment expenses and damage to our customer service reputation.

The legal rights of Living Arts' minority equity holders may adversely affect Gaiam.

Gaiam owns 67% of Living Arts, and the previous owners continue to own the remaining 33%. Because Gaiam has certain fiduciary duties to the minority equity holders, Gaiam may not always be able to manage Living Arts in the manner that is most advantageous to Gaiam and its shareholders. In addition, we may have disputes with minority equity owners concerning management of the business or the governance of Living Arts. See "Legal Proceedings" for a description of a recent complaint by one of the minority owners. We could also have similar issues arising in future acquisitions in which Gaiam acquires less than the entire equity interest in a company.

The failure of third parties to provide an adequate level of service could decrease our revenues and increase our costs.

Given our emphasis on customer service, the efficient and uninterrupted operation of order-processing and fulfillment functions is critical to our business. To maintain a high level of customer service, we rely heavily on a number of different outside service providers, such as printers, telecommunications companies and delivery companies. Any interruption in services from outside service providers, including delays or disruptions resulting from labor disputes, power outages, human error, adverse weather conditions or natural disasters, could materially adversely affect our business.

Relying on our centralized fulfillment center could expose us to losing revenue.

Prompt and efficient fulfillment of our customers' orders is critical to our business. Our facility in Cincinnati, Ohio handles our fulfillment functions and some customer-service related operations, such as returns processing. Approximately 90% of our orders are filled and shipped from the Cincinnati facility. The balance is shipped directly from suppliers. Because we rely on a centralized fulfillment center, our fulfillment functions could be severely impaired in the event of fire, extended adverse weather conditions, or natural disasters. Since we charge customers' credit cards only when we ship orders, interruption of our shipping would diminish our revenues.

Our costs could be increased by overstocks and merchandise returns, as well as by our strategy to offer branded products.

An important part of our strategy is to feature "branded" products. These products are sold under our brand names and are manufactured to our specifications. We expect our reliance on branded merchandise to increase. To be successful, we must periodically update and expand the product offerings for our catalogs and websites. The use of branded merchandise requires us to incur costs and risks relating to the design and purchase of products, including submitting orders earlier and making longer initial purchase commitments.

In addition, the use of branded merchandise limits our ability to return unsold products to vendors, which can result in higher markdowns in order to sell excess inventory. Our commitment to customer service typically results in more emphasis being placed on keeping a high level of merchandise in stock so we can fill orders immediately. Consequently, we run the risk of having excess inventory, which may also contribute to higher markdowns. Our failure to successfully execute a branded merchandise strategy or to achieve anticipated profit margins on these goods, or a higher than anticipated level of overstocks, may materially adversely affect our revenues.

We offer our customers liberal merchandise return policies. Our financial statements include a reserve for anticipated merchandise returns, which is based on historical return rates. It is possible that actual returns may increase as a result of factors such as the introduction of new merchandise, new product offerings, changes in merchandise mix or other factors. Any increase in our merchandise returns will correspondingly reduce our revenues.

Our sales could be negatively affected if we are required to charge additional taxes on purchases.

We generally collect sales taxes only on sales to residents of the state of Colorado and where we have other locations, currently California and Ohio. Federal laws currently limit the imposition of state and local taxes on Internet-related sales. However, there is a possibility that Congress may not renew this legislation in 2001. If Congress chooses not to renew this legislation, state and local governments would be free to impose taxes on electronically purchased goods, which could adversely affect us. Due to the high level of uncertainty regarding the imposition of taxes on electronic commerce, a number of states, as well as a Congressional advisory commission, are reviewing appropriate tax treatment for companies engaged in e-commerce. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our opportunity to derive financial benefit from these activities.

Many states have attempted to require that out-of-state direct marketers collect sales and use taxes on the sale of merchandise shipped to its residents. If Congress enacts legislation permitting states to impose sales or use tax obligations on out-of-state direct marketing companies, or if other changes require us to collect additional sales or use taxes, these obligations would make it more expensive to purchase our products and would increase our administrative costs. Audits by state tax authorities could give rise to a retroactive assessment for tax liabilities if it was determined we had sufficient activities in that state. State sales tax laws typically provide for a lengthy statute of limitations, and if we were retroactively assessed for taxes, the assessment could adversely affect our business.

Our founder and Chief Executive Officer Jirka Rysavy will control Gaiam.

After this offering, Mr. Rysavy will hold 100% of the outstanding class B common stock. The shares of class B common stock are convertible into class A shares at any time. Each share of class B common stock has ten votes per share, and the class A shares have one vote per share. Assuming Mr. Rysavy's planned purchase of an additional 100,000 shares in this offering, he will beneficially own approximately 77% of the outstanding shares, assuming Mr. Rysavy's class B common stock was converted into shares. In addition, he will also have approximately 96.7% of the total votes. As a result, Mr. Rysavy will be able to exert substantial influence over Gaiam and to control matters requiring approval by the shareholders of Gaiam, including the election of directors and preventing any change in control of Gaiam.

We may be adversely affected if the software, computer technology and other systems we use are not year 2000 compliant.

If our important information management systems or those of our vendors are not year 2000 compliant, our business could suffer. For example, we could have difficulties in operating our website, taking product orders, making product deliveries or conducting other fundamental parts of our business. We have been assessing and are continuing to assess the year 2000 readiness of the software, computer technology and other services that we use. We do not, however, anticipate that we will devote extensive efforts to assess whether our vendors or the Internet are year 2000 compliant. The cost of developing and implementing any year 2000 related measures, if necessary, could be material.

We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to access the Internet or portions of it or to use their credit cards would have a material adverse effect on demand for our products and services and would have a material adverse effect on us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

Fluctuations in our quarterly operating results may negatively affect our stock price.

Prior to this offering, you could not buy or sell our shares publicly. The market price of our shares after the offering may vary from the initial public offering price and could be subject to wide fluctuations in response to factors such as the future issuance of shares as well as the following factors that are beyond our control:

        - quarterly variations in our operating results;
        - operating results that vary from the expectations of securities analysts and investors;
        - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

        - announcements by third parties of significant claims or proceedings against us; and
        - stock market price and volume fluctuations.

Shares eligible for public sale after this offering could adversely affect our stock price.

Sales of a substantial number of shares in the public market following this offering, or the perception that sales could occur, could adversely affect the market price for our shares and impair our ability to raise equity capital in the future. Immediately after this offering 3,496,429 shares and 7,035,000 shares of class B common stock will be outstanding. Of this number, the 1,860,000 shares sold in this offering will be freely tradeable, and an additional 1,145,000 shares and all shares of class B common stock will be eligible for sales under Rule 144 of the Securities Act after 180 days. Please see "Shares Eligible for Future Sale."


                           FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "strive" and similar expressions to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Gaiam's actual results could differ materially from those anticipated in these forward-looking statements, as a result of certain factors, as more fully described in "Risk Factors" and elsewhere in this prospectus. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our management's view only as of the date of this prospectus.

                                USE OF PROCEEDS

The net proceeds to Gaiam from the sale of the shares in this offering are estimated to be $7.5 million, giving effect to the sale by Gaiam of 1,000,000 shares at an assumed initial public offering price of $5.00 per share and 1,000,000 shares at an assumed initial public offering price of $4.50 per share, and after deducting the estimated underwriting discount, customer discounts and offering expenses payable by Gaiam.

The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to the public capital markets, and to increase our visibility in the retail marketplace.

We intend to use approximately $750,000 of the net proceeds of the offering to reduce the amount outstanding under our Norwest Bank line of credit agreements. These line of credit agreements extend through December 31, 2001, and bear interest at the prime rate plus 1%. In connection with this offering, we are extending to each of our eight debenture holders the option to purchase shares for the outstanding principal amount of the debentures, excluding interest at 8% per annum, at the offering price of $5.00 per share. These debentures mature on the earlier of one year after the issuance date or the closing of the initial
public offering by Gaiam.   We anticipate a total of 395,000 shares will be sold
to these debenture holders in exchange for $1.975 million in debentures. To the extent any holder elects to receive cash, this will represent a use of the proceeds of this offering.

We have no specific plans for the remaining proceeds. They will be used for general corporate purposes and working capital. This allocation is only an estimate, and we may adjust it as necessary to address our operational needs in the future. We may also use a portion of the net proceeds to acquire the minority interest in one of our subsidiaries, Healing Arts Publishing, LLC, or to make other acquisitions or strategic minority interest investments. However, we currently have no commitments or agreements and are not involved in negotiations with respect to acquisitions. Pending these uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

Gaiam has never declared or paid any cash dividends on its capital stock. Gaiam currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. In addition, our bank credit agreement prohibits payment of any dividends to our shareholders.


                                 CAPITALIZATION

The following table sets forth the capitalization of Gaiam as of June 30, 1999, on a pro forma basis, as adjusted, to reflect:

 .  the sale by Gaiam of 1,000,000 shares in this offering at an initial public offering price of $5.00 per share,
 .  the sale by Gaiam of 1,000,000 shares in this offering at the price to customers (for up to 200 shares) of $4.50 per share, and . deducting the estimated underwriting discount and offering expenses payable by Gaiam.

You should read this information together with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                         June 30, 1999
                                                         -------------
                                                   ACTUAL             PRO FORMA
                                             ------------------  -------------------
Long-term debt and capital leases, less
 current portion...........................              $1,664           $   914(2)


Stockholders' equity:

 Class A Common Stock, $0.0001 par value;
  92,965,000 shares authorized and
  1,496,429(1) shares issued and
  outstanding (actual); 3,496,429(1)
  shares outstanding (pro forma)...........                   -                 -





 Class B Common Stock, $.0001 par value;
  7,035,000 shares authorized and
  7,035,000 shares issued and outstanding
  (actual, pro forma)......................                   1                 1




Additional paid-in capital.................               1,828             9,328
Accumulated other comprehensive income.                     910               910
Retained earnings..........................               2,477             2,477
                                                         ------           -------
Total stockholders' equity.................               5,216            12,716
                                                         ------           -------

                                                         $6,880           $13,630
Total capitalization.......................              ======           =======

______________________
(1) Excludes an aggregate of approximately 675,000 shares issuable pursuant to options outstanding as of June 30, 1999.
(2) Gives effect to the repayment of $750,000 of long-term debt from the proceeds this offering.

                                    DILUTION

The net tangible book value of Gaiam stock as of June 30, 1999 was $0.21 per share. Net tangible book value represents the amount of Gaiam's total tangible assets less total liabilities.

Pro forma net tangible book value per share is determined by dividing Gaiam's pro forma net tangible book value by the number of shares outstanding after this offering. Giving effect to the sale of 1,000,000 shares in the offering at a price of $5.00 per share and 1,000,000 shares in the offering at a price of $4.50 per share, after deducting the estimated underwriting discount and offering expenses payable by Gaiam, pro forma net tangible book value per share would have been $0.88 per share. This represents an immediate increase in pro forma net tangible book value of $0.67 per share to existing shareholders and an immediate dilution of $4.12 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution:

Initial public offering price per share.................................   $5.00
   Net tangible book value per common share before this offering........   $0.21
   Increase per common share attributable to new investors..............    0.67
                                                                           -----
Pro forma net tangible book value per common share after this offering..    0.88
                                                                           -----
Dilution per common share to new investors..............................   $4.12

The following table summarizes, on a pro forma basis at June 30, 1999 as described above (giving effect to the issuance of the shares to be issued in this offering but not the exercise of any outstanding stock options), the total consideration paid and the average price per share of common stock paid by existing shareholders (including both holders of class A shares and class B common stock) and new investors in this offering. The price paid per share paid by new investors is the initial public offering price of $5.00 per share (before deducting the estimated underwriting discount, customer discount and offering expenses):

                         Shares Purchased            Total Consideration       Average Price Per
                    ---------------------------  ----------------------------
                        Number        Percent         Amount        Percent          Share
                    --------------  -----------  ----------------  ----------  ------------------

Existing
 shareholders            8,531,429        81.0%       $ 1,828,455       15.5%               $0.21
New investors            2,000,000        19.0         10,000,000       84.5                $5.00
                        ----------       -----        -----------      -----

TOTAL                   10,531,429       100.0%       $11,828,034      100.0%
                        ==========       =====        ===========      =====



This discussion and table assumes no exercise of outstanding stock options and warrant, and no issuance of shares reserved for future issuance under Gaiam's option plans. As of August 30, 1999, there were options outstanding to purchase a total of approximately 675,000 shares at a price of $4.375 per share, and a warrant to purchase 24,000 shares at a price of $0.50 per share. No options or warrants are currently exercisable. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Capitalization."

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected statement of operations for the years ended December 31, 1996, 1997 and 1998 and balance sheet data as of December 31, 1996, 1997 and 1998 set forth below are derived from Gaiam's audited consolidated financial statements, which appear elsewhere in this prospectus. The selected statement of operations for the year ended December 31, 1995 and balance sheet data as of December 31, 1995 set forth below are derived from Gaiam's audited consolidated financial statements, and the selected statement of operations for the year ended December 31, 1994 and balance sheet data as of December 31, 1994 are derived from Gaiam's unaudited consolidated financial statements. The selected balance sheet data as of June 30, 1999 and selected statement of operations for the six-month periods ended June 30, 1998 and 1999 set forth below are derived from Gaiam's unaudited consolidated financial statements as of June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999, which appear elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals and adjustments, necessary for a fair presentation of the financial position and results of operations for these unaudited periods. The historical operating results are not necessarily indicative of the results to be expected for any other period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Gaiam's consolidated financial statements and related notes, included elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA
                 (Amounts in thousands, except per share data)

                                                                               Six Months
                                     Year Ended December 31,                 Ended June 30,
                        --------------------------------------------------------------------
                                                                              (unaudited)
Statement of Operations
 Data:                     1994     1995      1996      1997     1998        1998      1999
                          -------  -------  --------  --------  -------    --------  --------

Net revenues............  $  229   $6,696   $14,801   $19,898   $30,739    $10,475   $17,563
Costs of goods sold.....     179    2,943     6,762     8,462    13,174      4,414     7,075
                          ------   ------   -------   -------   -------    -------   -------

Gross profit............      50    3,753     8,039    11,436    17,565    $ 6,061    10,488

  Expenses:
  Selling and operating.       5    3,281     9,253    10,427    14,186      5,250     8,877
  Corporate, general and
  administration........      15      876     1,218     1,575     2,394        635     1,796
                          ------   ------   -------   -------   -------    -------   -------
Total expenses                20    4,157    10,471    12,002    16,580      5,885    10,673
                          ------   ------   -------   -------   -------    -------   -------


Operating income (loss)       30     (404)   (2,432)     (566)      985        175      (185)
Other income                  (2)   1,029     2,984     1,583       388       (114)      202
 (expense)(1)             ------   ------   -------   -------   -------    -------   -------

Income before income
 taxes and minority
 interest...............      28      625       552     1,017     1,373         61        17
Income taxes............       6      238       212       363       251         22         6
Minority interest.......      --       --        --        --       262         --      (167)
                          ------   ------   -------   -------   -------    -------   -------

Net income..............  $   22   $  387   $   340   $   654   $   860    $    39   $   178
                          ======   ======   =======   =======   =======    =======   =======

Net income per share
 basic..................   $0.00    $0.05     $0.04     $0.08     $0.11      $0.00     $0.02
                          ======   ======   =======   =======   =======    =======   =======

diluted.................   $0.00    $0.05     $0.04     $0.08     $0.11      $0.00     $0.02
                          ======   ======   =======   =======   =======    =======   =======
Shares outstanding
basic...................   8,040    8,040     8,040     8,040     8,073      8,040     8,318

diluted.................   8,040    8,040     8,040     8,040     8,119      8,040     8,565

                                               December 31,                     June 30,
                                ------------------------------------------  ----------------
Balance Sheet Data              1994    1995     1996     1997      1998     1998     1999
                                -----  ------  --------  -------  --------  -------  -------

Cash                            $  16  $  419  $   380   $ 1,612  $ 1,410   $  653   $   856
Securities
  available-for-sale(2)             -      71       56     4,528    1,634       38     1,505
Working capital (deficiency)       22     192   (1,838)      436      (81)     (60)    2,534
Total assets                       81   2,476    6,256    10,774   16,677    5,479    15,839
Long-term debt (net of
 current maturities)                -       -       89        42      299       17     1,664

Stockholders' equity (2)           59     580      920     4,736    3,661    1,613     5,216

____________________________
(1) Other income in 1995, 1996, 1997 and 1998 primarily reflects income from sale of securities available-for-sale.

(2) Securities valued at cost in 1995, and at fair market value in 1996, 1997 and 1998. See Note 6 of notes to the consolidated financial statements.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

The following discussion and analysis of Gaiam's financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

Gaiam produces and sells goods, services and information marketed to customers who value the environment, a sustainable economy, healthy lifestyles and personal development. Gaiam was incorporated in Colorado in 1988 as a local distributor of earth-friendly products. In 1995, Gaiam began to expand nationally and make acquisitions. From 1996 to 1998, our revenues increased from $14.8 million to $30.7 million, representing a compound annual growth rate of approximately 44%, and our number of unique individual customers increased from 300,000 to 685,000 over this period.


Gaiam's business model is evolving as evidenced by the increase in the percentage of our revenues attributable to our business to business segment from 13% in 1998 to 21% in 1999. In addition, Gaiam's gross margin continues to increase because we are developing more private brand merchandise, on which we have better margins, and negotiating better pricing from our venders due to volume discounts. However, the competitive search engines available on the Internet may force retail price reductions, and thus affect our gross margin.

During 1998, Gaiam completed two acquisitions. On September 14, 1998, we obtained 67% of Healing Arts Publishing LLC, which does business as "Living Arts," for approximately $2.5 million in cash. On October 1, 1998, we acquired 100% of Inner Balance, Inc. for a debenture with a principal amount of approximately $530,000. Living Arts produces and sells yoga and other mind-body-spirit informational videos and products, while InnerBalance is a direct marketer of alternative health products and solutions. Acquisitions accounted for approximately one third of our revenues during the first two quarters of 1999. We incurred expenses in the first six months of 1999, particularly in the second quarter, to integrate these acquisitions, including relocation of Living Arts' warehousing to our Ohio distribution center, customer service functions to Colorado, and conversion of direct marketing operating system to Gaiam's operating system. We do not anticipate further material integration expenses.

Although our historical sales have been predominantly through catalogs and retailers, we are shifting our sales emphasis to the Internet. We intend to make the Internet our primary channel of distribution. The development of a website and other proprietary technology entails significant technical, financial and business risks. We have spent approximately $500,000 during 1999 in the development of our websites and may spend up to an additional $500,000 to introduce the website features we describe in this prospectus under "Business."

Results Of Operations

The following table sets forth certain financial data as a percentage of revenues for the periods indicated.


                                                                         Six Months
                                   Year Ended December 31,             Ended June 30,
                            --------------------------------------    ----------------
                             1994    1995    1996    1997    1998      1998     1999
                            ------  ------  ------  ------  ------    -------  -------

Net revenues                100.0%  100.0%  100.0%  100.0%  100.0%     100.0%   100.0%
Costs of goods sold          78.2    44.0    45.7    42.5    42.9       42.1     40.3
                            -----   -----   -----   -----   -----      -----    -----

Gross profit                 21.8    56.0    54.3    57.5    57.1       57.9     59.7

Expenses:
  Selling and operating       2.2    49.0    62.5    52.4    46.1       50.1     50.5
 Corporate, general and
  administration              6.5    13.1     8.2     7.9     7.8        6.1     10.3
                            -----   -----   -----   -----   -----      -----    -----
Total expenses                8.7    62.1    70.7    60.3    53.9       56.2     60.8
                            -----   -----   -----   -----   -----      -----    -----

Income (loss) from
 operations                  13.1    (6.1)  (16.4)   (2.8)    3.2        1.8     (1.1)


Other income (expense),
 net                         (0.9)   15.4    20.1     8.0     1.3       (1.1)     1.2
                            -----   -----   -----   -----   -----      -----    -----

Income before income taxes
 and minority interest       12.2     9.3     3.7     5.2     4.5        0.7      1.1
Provision for income taxes    2.6     3.6     1.4     1.8     0.8        0.3      0.0
Minority interest in net
 income of consolidated
  subsidiary, net of tax      0.0     0.0     0.0     0.0     0.9        0.0     (1.0)
                            -----   -----   -----   -----   -----      -----    -----

Net income                    9.6%    5.7%    2.3%    3.4%    2.8%       0.4%     1.0%
                            =====   =====   =====   =====   =====      =====    =====


Six months ended June 30, 1999 compared to six months ended June 30, 1998
       -------------------------------------------------------------------------

Revenues increased 67.7% from $10.5 million in the first six months of 1998 to $17.6 million in the first six months of 1999. 87% of the revenue growth is attributable to revenues acquired in the Living Arts and InnerBalance acquisitions, and 13% of the revenue growth was revenues generated by increased purchases by current customers and growth in our customer base.

Gross profit, which consists of revenues less cost of sales (primarily merchandise acquisition costs and in-bound freight) increased 73.1% from $6.1 million in the first six months of 1998 to $10.5 million in the first six months of 1999. As a percentage of revenues, gross profit increased from 57.9% to 59.7%. This was primarily attributable to increases in sales of private branded products, on which we have better margins than other products, and continued better pricing from vendors due to increased volume.

Selling and operating expenses, which consist primarily of sales and marketing costs, commissions, and fulfillment expenses increased 69.1% from $5.2 million in the first six months of 1998 to $8.9 million in the first six months of 1999 primarily due to increased revenues. As a percentage of revenues, selling and operating expenses increased from 50.1% to 50.5%. This percentage increase was primarily due to additional costs associated with the relocation of Living Arts' customer service function to Colorado, the transfer of Living Arts' warehousing to our distribution center in Ohio, and the conversion of Living Arts direct marketing operating system to Gaiam's operating system.

Corporate, general and administrative expenses increased 182.5% from $635,723 in the first six months of 1998 to $1.8 million in the first six months of 1999.
As a percentage of revenues, general and administrative expenses increased from 6.1% to 10.3%, primarily attributable to expenses associated with the acquisition of Living Arts and InnerBalance.

Other income, comprised primarily of gains on sales of marketable securities and interest expense, increased from a net expense of $113,938 in 1998 to $201,762 of net income in 1999. This change was primarily due to gains on the sale of marketable securities during the first six months of 1999, which was partially offset by higher interest expense due to borrowings used to fund acquisitions.

Minority interest of $166,822 for the first six months of 1999 was added to our consolidated financial results to reflect the minority interest in Living Arts' loss for the six months ended June 30, 1999. This amount represents our minority partners' one-third interest in the Living Arts' loss, net of tax, for the period.

Income tax provision represented 36.7% of our pre-tax net income in the first six months of 1998, as compared to an income tax provision of 37.2% of pre-tax income in the first six months of 1999.

Net income, as a result of the factors described above, increased from $38,753, or 0.4% of revenues, in the first six months of 1998 to $177,630, or 1.0% of revenues, in the first six months of 1999.

Year ended December 31, 1998 compared to year ended December 31, 1997
---------------------------------------------------------------------

Revenues increased 54.5% from $19.9 million in 1997 to $30.7 million in 1998. This revenue growth was primarily attributable to the acquisitions of Living Arts and InnerBalance, which generated $6.9 million in revenue during 1998. Additionally, revenues generated by our Harmony brand increased 20% as a result of additional purchases made by Harmony's current customers and growth in its customer base.

Gross profit increased 53.6% from $11.4 million in 1997 to $17.6 million in 1998. As a percentage of revenues, gross profit decreased from 57.5% to 57.1%. This reflects a change in sales mix due to the acquisition of Living Arts, which had generally lower margin products than that of our other operations.

Selling and operating expenses increased 36.0% from $10.4 million in 1997 to $14.2 million in 1998, due to increases in revenues. As a percentage of revenues, selling and operating decreased from 52.4% to 46.1%. This decrease in selling and operating expenses as a percentage of revenues was primarily due to increased operating efficiencies.

Corporate, general and administration expenses increased 52% from $1.6 million in 1997 to $2.4 million in 1998, primarily as a result of initiatives to support our growth. As a percentage of revenues, those expenses decreased from 7.9% to 7.8% of revenues.

Other income, which is primarily comprised of gains on sales of marketable securities and interest expense, decreased from $1.6 million in 1997 to $388,491 in 1998, largely due to a decrease in the sales of marketable securities during 1998 as compared to 1997.

Provision for income tax provision represented 35.7% of our pre-tax income in 1997, as compared to 18.3% of its pre-tax income in 1998. The decrease in our effective tax rate was primarily due to a one-time tax benefit related to the 1998 settlement of a Living Arts legal judgment incurred prior to Gaiam's ownership.

Minority interest of $261,598 for 1998 was deducted from our consolidated financial results to account for the minority interest in Living Arts.

Net income, as a result of the factors described above, increased from $654,312, or 3.4% of revenues, in 1997, to $859,781, or 2.8% of revenues, in 1998.

Year ended December 31, 1997 compared to year ended December 31, 1996
---------------------------------------------------------------------

Revenues increased by 34.4% from $14.8 million in 1996 to $19.9 million in 1997. This increase is primarily attributable to growth of our Harmony brand and an expansion of product offerings that resulted in an increase in average transaction size.

Gross profit increased 42.3% from $8.0 million in 1996 to $11.4 million in 1997. As a percentage of revenues, gross profit increased from 54.3% to 57.5% due to increases in sales of private branded products, on which we have better margins than other products, and better pricing from vendors due to increased volume.

Selling and operating expenses increased 12.7% from $9.3 million in 1996 to $10.4 million in 1997, due to increases in revenues. As a percentage of revenues, selling and operating expenses decreased from 62.5% to 52.4%. This decrease as a percentage of revenues was primarily due to increased efficiencies due to higher average transaction size. In addition, our central warehouse was opened in 1996, resulting in reductions in shipping costs and other operational efficiencies.

Corporate, general and administrative expenses increased 29.3% from $1.2 million in 1996 to $1.6 million in 1997. As a percentage of revenues, general and administrative expenses decreased from 8.2% to 7.9%. The overall dollar increase in general and administrative expenses was due to various initiatives undertaken to prepare for and support future growth.

Other income declined from $3.0 million in 1996 to $1.6 million in 1997, primarily due to our decision to sell fewer securities that we held.

Income tax provision represented 38.4% of our pre-tax income in 1996, as compared to 35.7% of our pre-tax income in 1997.

As a result of the factors described above, net income increased from $339,700, or 2.3% of revenues, in 1996 to $654,312, or 3.4% of revenues, in 1997.

Selected Quarterly Operating Results

The following table sets forth our unaudited quarterly results of operations for each of the quarters in 1997 and 1998 and the first two quarters of 1999. In management's opinion, this unaudited financial information includes all adjustments, consisting solely of normal recurring accruals and adjustments, necessary for a fair presentation of the results of operations for the quarters presented. This financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of future results of operations.

                                 QUARTER ENDED
                     (In thousands, except per share data)
          ____________________________________________________________________

                            Mar. 31,   June 30,   Sept. 30,   Dec. 31,   Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar. 31,  June 30,
                              1997       1997        1997       1997       1998      1998      1998       1998      1999      1999
                            ---------  ---------  ----------  ---------  --------  --------  ---------  --------  --------  --------

Net revenues                 $4,218     $4,426      $4,811     $6,443     $5,300    $5,175     $5,987   $14,277    $9,495    $8,068
Gross profit                  2,454      2,554       2,645      3,783      3,012     3,049      3,538     7,966     5,639     4,849
Operating income (loss)        (317)       (86)       (137)       (26)        98        77        200       610       110      (294)
Net income                     (239)      (104)       (142)     1,139         24        15        395       426       106        72
Net income (loss) per share  $(0.03)    $(0.01)     $(0.02)     $0.14      $0.00     $0.00      $0.05     $0.05     $0.01     $0.01
Weighted average shares
  outstanding                 8,040      8,040       8,040      8,040      8,040     8,040      8,040     8,073     8,215     8,420

Quarterly fluctuations in Gaiam's revenues and operating results are due to a number of factors, including the timing of new product introductions and mailings to customers, advertising, acquisitions (including costs of acquisitions and expenses related to integration of acquisitions), competition, pricing of products by vendors and expenditures on our systems and infrastructure. The impact on revenue and operating results, due to the timing and extent of these factors, can be significant. Our sales are also affected by seasonal influences. On an aggregate basis, Gaiam experiences strongest revenues and net income in the fourth quarter due to increased holiday spending.

Liquidity And Capital Resources

Gaiam's capital needs arise from working capital required to fund our operations, capital expenditures related to expansions and improvements to Gaiam's infrastructure, development of e-commerce and funds required in connection with the acquisition of new businesses and its anticipated future growth. These capital requirements depend on numerous factors, including the rate of market acceptance of Gaiam's product offerings, the ability to expand Gaiam's customer base, the cost of ongoing upgrades to its product offerings, the level of expenditures for sales and marketing, the level of investment in distribution and other factors. The timing and amount of these capital requirements cannot accurately be predicted. Additionally, Gaiam will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions.

Gaiam has funded its operations and acquisitions primarily through bank loans, private placements of shares and subordinated debentures, and sales of marketable securities contributed to Gaiam by Gaiam's founder, Mr. Rysavy. During 1996 and 1997, we had operating losses which were offset primarily by sales of marketable securities contributed by Mr. Rysavy.

We raised approximately $1.2 million from private placements during 1998 ($575,000 for 160,000 shares and $550,000 in debentures), $150,000 during the first quarter of 1999 ($75,000 for 17,143 shares and $75,000 in debentures) and $2.7 million during the second quarter of 1999 ($1.37 million for 314,286 shares and $1.35 million in debentures). The privately placed shares were sold at $4.375 per share. The debentures described above bear interest at 8% per annum, which is payable in cash at maturity. The debentures mature on the earlier of one year after the date of the debenture or the closing of the initial public offering by Gaiam. With the exception of Ms. Powers, the holders of the debentures, who also acquired shares at the time of their investment in the debentures, have certain registration rights requiring Gaiam to register the shares obtained in the private placement. See the consolidated financial statements of Gaiam for additional information relating to Gaiam's private placements. In connection with this offering, we are extending to each of our eight debenture holders the option to purchase shares for the outstanding principal amount of the debentures (excluding interest) at the offering price of $5.00 per share. We anticipate a total of 395,000 shares will be sold to these debenture holders in exchange for $1.975 million in debentures. We will pay the accrued interest, approximately $57,615 at June 30, 1999, in cash.

Gaiam is party to revolving line of credit agreements with Norwest Bank, which extend through December 31, 2001. The credit agreements permit borrowings up to $3 million (of which approximately $1.65 million was outstanding at June 30, 1999) based upon the collateral value of Gaiam's accounts receivable and inventory held for resale. These borrowings are secured by a pledge of Gaiam's assets. Principal repayment of amounts borrowed under these line of credit agreements are due either when the collateral value of Gaiam's accounts receivable and inventory drops below prescribed levels or upon maturity of the agreements, whichever occurs first. Borrowings under the Norwest credit agreements bear interest at the prime rate plus 1% (currently 7.75%). The Norwest credit agreements contain various financial covenants and also prohibit Gaiam from paying dividends to its shareholders, except that dividends by Living Arts are permitted for 1998 taxes on minority interests. Mr. Rysavy guarantees the Norwest credit agreements.

Gaiam has, from time to time, borrowed funds from BT Alex. Brown under a margin loan agreement against securities held for sale. Gaiam had no outstanding indebtedness to BT Alex. Brown as of June 30, 1999. Borrowings under the BT Alex. Brown margin loan agreement bear interest at the call money rate plus 3/4%.

Gaiam's operating activities used net cash of $2.7 million and $1.3 million during 1996 and 1997, respectively, and provided $759,205 of net cash in 1998. The use of cash in 1996 and 1997 was primarily attributable to increases in inventories and prepaid costs associated with the increased sales volumes. Net cash provided during 1998 was primarily a result of Gaiam's net income. Gaiam's operating activities for the six months ended June 30, 1999 used net cash of $4.6 million primarily to reduce the level of accounts payable and accrued expenses, resulting from seasonal fluctuations and the Living Arts acquisition.

Gaiam's investing activities generated cash of $738,755 and $3.6 million during 1996 and 1997, respectively, and used cash of $1.1 million during 1998. In 1996 and 1997, the cash generated from investing activities resulted primarily from sales of marketable securities and property and equipment. During 1998, Gaiam used cash to purchase a majority interest in Living Arts. Gaiam's investing activities generated $382,736 in net cash for the six months ended June 30, 1999, resulting primarily from the sale of marketable securities.

Gaiam's financing activities generated $1.9 million in net cash during 1996, primarily from borrowings, which were partially repaid during 1997, resulting in a use of cash of $1.1 million. During 1998, Gaiam's financing activities generated $175,300, which resulted from the private placement of shares and debentures, net of the reduction in other outstanding debt. Gaiam's financing activities generated $3.7 million in net cash for the six months ended June 30, 1999, resulting from the private placement of shares and debentures, and borrowings on its Norwest line of credit, net of reductions in other outstanding debt.

During 1999, Gaiam anticipates that it will make capital expenditures of approximately $1.3 million primarily for Gaiam's continuing development of e-commerce.

We believe our available cash, cash expected to be generated from operations, cash to be generated through the sale of marketable securities held by Gaiam, and borrowings available under our bank credit agreements, will be sufficient to fund our operations, as described in this prospectus, on both a short-term and long-term basis. However, our projected cash needs may change as a result of acquisitions, unforeseen operational difficulties or other factors.

In the normal course of our business, we investigate, evaluate, and discuss acquisition, joint venture, minority investment, strategic relationship and other business combination opportunities in the Lohas industry. In the event of any future investment, acquisition or joint venture opportunities, we may consider using then-available liquidity, issuing equity securities or incurring additional indebtedness. However, we currently have no commitments or agreements and are not involved in negotiations with respect to acquisitions.

Quantitative and Qualitative Disclosure About Market Risk

We do not believe that any of our financial instruments have significant risk associated with market sensitivity.

Year 2000

The year 2000 issue relates to computer programs and systems that recognize dates using two-digit year data rather than four-digit year data. As a result, these programs and systems may fail or provide incorrect information when using dates after December 31, 1999. If the year 2000 issue were to cause disruptions to Gaiam's internal information technology systems or to the information technology systems of entities with which Gaiam has commercial relationships, material adverse effects to Gaiam's operations could result.

Gaiam's internal computer programs and operating systems consist of programs and systems relating to virtually all segments of Gaiam's business, including merchandising, customer database management and marketing, order-processing, fulfillment, inventory management, customer service and financial reporting. These programs and systems are primarily comprised of:

 . "Front-end" systems. These systems automate and manage business functions such as order-taking and order-processing, inventory management and financial reporting.
 . Warehouse management systems. These systems manage and automate fulfillment operations of Gaiam's companies. Currently Gaiam's internal warehouse management system is integrated with its internal front-end system.
 . Customer database management systems. These systems facilitate the storage of customer data for each Gaiam business. Each Gaiam customer database management system is integrated with Gaiam's existing front-end system.
 .  Telecommunications systems. These systems enable Gaiam's companies to manage their order-taking and customer service functions.
 . Office automation systems, personal computers and local area networks. These systems are used for word processing and other administrative tasks at individual Gaiam companies and at Gaiam's central office.
 .  Voicemail systems. These systems are used for receiving and storing messages to employees at individual Gaiam companies and at Gaiam's central office.
 . Ancillary services systems. These include systems such as heating, ventilation and air conditioning control systems and security systems.

To assess the potential impact of the year 2000 issue, Gaiam has completed reviews of its internal front-end systems, its internal warehouse management systems, its customer database management systems, its internal telecommunications systems and its personal computers and local area networks. These reviews were completed by Gaiam's existing workforce at no identifiable incremental cost. Based upon these reviews, Gaiam believes that these systems and equipment will operate correctly when processing data that include dates after December 31, 1999, although no assurances can be given that these systems and equipment will operate correctly. See "Our Business -- Management Information Systems."

The computer programs and operating systems used by entities with whom Gaiam has commercial relationships also pose potential problems relating to the year 2000 issue, which may affect Gaiam's operations in a variety of ways. These risks are more difficult to assess than those posed by internal programs and systems, and Gaiam has not yet completed the process of assessing them. Gaiam believes that the programs and operating systems used by entities with which it has commercial relationships generally fall into two categories:

 . First, Gaiam relies on communication and data processing programs and systems used by organizations such as the United States Postal Service, UPS, telephone companies and banks. Services provided by these entities affect almost all facets of Gaiam's operations, including processing of orders, printing and mailing of catalogs, shipping of goods and certain financial services (e.g., credit card processing). Programs and services in this category generally are not specific to Gaiam's business, and disruptions in their availability would likely have a negative impact on Gaiam, as well as most other enterprises within the direct marketing industry, and on many enterprises outside the direct marketing industry. Gaiam believes that the most serious potential disruptions to its operations stemming from the year 2000 issue relate to programs and systems in this category. Gaiam intends to include an evaluation of the potential disruptions in its assessment of the programs and systems of the entities with which it has commercial relationships.

 . Second, Gaiam purchases goods from over 150 vendors (none of which accounted for more than 10% of aggregate purchases for 1998). Each of these vendors and service providers are dependent on programs and systems that could be disrupted by year 2000 problems. We believe that year 2000 risks relating to programs and systems used by our product vendors are well-diversified because we use a large number of vendors. We have assessed the risks posed by the programs and systems used by entities who provide front-end and warehouse management services and determined that these risks do not require remediation. We have received or intends to seek assurances of year 2000 compliance from each product vendor that accounts for more than approximately 1% of our aggregate purchases on an annual basis and from other significant vendors and service providers.

Gaiam expects to complete its assessment of the programs and systems of the entities with which it has commercial relationships and the identification of potential problems by the end of the third quarter of fiscal 1999. Once this identification has been completed, Gaiam intends to resolve any potential problems identified by communicating further with the relevant vendors and providers, by working internally to identify alternative sourcing and by formulating contingency plans. Gaiam expects the resolution of these issues to be an ongoing process until all year 2000 problems are satisfactorily resolved.

                                  OUR BUSINESS

Gaiam

Gaiam produces and sells goods, services and information targeted to customers who value the environment, a sustainable economy, healthy lifestyles and personal development.

Although our historical sales have been predominantly through catalogs and retailers, we are shifting our sales emphasis to the Internet and we intend to make the Internet our primary channel of distribution.

Under the umbrella brands of Gaiam and Gaiam.com, we use specific brands to target related but distinct markets. We use the Harmony, Living Arts, and InnerBalance brands to offer our products through direct marketing via catalogs and the Internet and through business-to-business relationships. Our number of unique individual customers increased from 300,000 at the end of 1996, to 685,000 at the end of 1998 and to 800,000 at June 30, 1999. Gaiam also sells to leading retailers such as Target, Musicland, Book of the Month and Amazon.com.

We strive to serve consumers who place a high value on promoting healthy living and personal development, contributing to the sustainability of the Earth's natural resources and purchasing decisions that enhance the quality of the Earth's environment. In our view, these consumers make purchasing decisions for goods and services based on these values, in addition to the traditional criteria of price and performance. We believe that these consumers, whom we refer to as "cultural creatives," are growing in number, as evidenced by the growth of our customer base. Cultural creatives tend to be well-educated consumers, with a median age of 42, a 60/40 women-to-men ratio and an average annual income of $52,000.

The following terms are important to understand our business:

 . By "sustainable" we mean the ability of a product or service to reduce the burden placed on living systems and to maintain productivity without depleting natural resources or producing waste.

 . By "natural" we mean the characteristic of a product that is organic and/or otherwise produced without chemicals and additives.

 . By "eco-friendly" or "green" we mean products that have low or minimal impact upon the ecosystem in which the product is created or used.

 . By "alternative health" we mean the natural and holistic approach to healthcare typified by chiropractic care, nutrition, homeopathy, naturopathic medicine, acupuncture, acupressure, massage, aromatherapy and other holistic approaches.

 . By "mind-body-spirit" we mean the portion of the personal development market that incorporates physical and mental elements, such as yoga and Tai Chi.

 . By "conscious commerce" we mean the practice of making purchasing decisions based on personal values and beliefs.

Our Industry

We have named the industry we serve "Lohas" -- an acronym for Lifestyles Of Health And Sustainability. We divide the Lohas industry into five markets that shape this industry:

     Sustainable Economy. This market includes environmental management services and solutions, renewable energy, energy conservation products and services, sustainable manufacturing processes, recycling and goods made from recycled materials.

     Healthy Living. This market includes food supplements, vitamins and minerals, natural and organic foods and natural and personal body care.

     Alternative Healthcare. This market includes natural health and wellness solutions, information, products and services, including alternative, noninvasive treatments, massage, chiropractic, acupuncture, acupressure, biofeedback and aromatherapy.

     Personal Development. This market includes experiences, solutions, products, information and services relating to mind, body and spiritual development, such as yoga, meditation, relaxation, spirituality ancient religions, esoteric sciences and realizing human potential. The fitness elements of this market are often referred to as "mind-body-spirit."

     Ecological Lifestyles. This market includes environment friendly solutions, natural untreated fiber products and eco-tourism.

Because of a common customer base, we believe these five markets should be viewed collectively as one industry. We believe that, by serving all of these markets, we can benefit our customers by providing them with a larger array of choices, the convenience of one-stop shopping and access to a online community of shared values.

Our History

Gaiam was founded in Boulder, Colorado. In 1995, we began to expand our business nationally through the acquisition of the direct marketing business of Seventh Generation, Inc., a supplier of eco-friendly household products. This business became the base of our Harmony brand. In 1998, we acquired InnerBalance, a direct marketer of alternative health products and solutions, and a majority interest in Living Arts, a producer and supplier of yoga and other mind-body-spirit informational videos and products.

Our Core Values

Gaiam's approach to business is based on its core values:

     We emphasize integrity in all our relationships.

     We value the environment and view all resources as precious assets.

     Living our beliefs is more than just the right thing to do; it is the only path to take.

     We believe we can motivate every person to make a positive difference in their lives and in our world by the simple choices they make every day.

Our Brand

Gaiam plans to use its brand name to establish itself as an authority and information resource in the Lohas industry. Under the Gaiam and Gaiam.com umbrella brands, we use our Harmony, InnerBalance, and Living Arts brands to target the industry's various markets. The chart below illustrates the market and examples of products offered under each of our brands.

[Chart of Gaiam brands appears here]

Our Competitive Strengths

We believe the following factors have contributed to our growth and success:

 .  Focus On Large Market

Gaiam targets cultural creatives. A study published by the Institute of Noetic Sciences in 1996 coined the term "cultural creatives." This study was authored by Paul Ray, who has since agreed to join our board of directors. The article estimates that this demographic segment, which has in common the values of environmental awareness, healthy lifestyles and personal development, numbered 44 million in the United States alone in 1996.

Gaiam believes that its appealing customer demographics contribute significantly to its high average order value in excess of $90 for the year ended December 31, 1998, as compared to a lower average for the direct marketing industry.

 .  Experienced Executive Team

We have an experienced team of corporate managers. Our founder and Chief Executive Officer, Jirka Rysavy, was the founder and Chief Executive Officer of Corporate Express, Inc., which he built to a Fortune 500 company, and founder and CEO of Crystal Market, Inc., which was sold to become the first store of Wild Oats Markets. Our President and Chief Operating Officer, Lynn Powers, has over 15 years of senior management experience in the retail industry as a Senior Vice President of Merchandising, Marketing and Strategic Planning of Miller's Outpost. Our Chief Information Officer, Pavel Bouska, was a member of the founding team and an officer of Corporate Express for over 10 years, serving in various positions, including Chief Information Officer and Vice President of Information Systems.

 .  Distinctive, Branded Products

Gaiam offers information, products and services under the Harmony, InnerBalance and Living Arts brand names. These products appeal to Gaiam's well-educated customers and are not widely available in conventional stores. These products are designed to enhance customers' lifestyles and experiences and provide healthy, natural solutions while being eco-friendly and promoting a sustainable economy.

 .  Exceptional Customer Service

Gaiam maintains a customer-focused approach at all stages of its business to build long-term customer relationships based on loyalty and trust. We ensure that we have on hand inventory to support 93% of in-stock orders. It is our practice to ship each order no later than the next business day. According to Jupiter Communications, 90% of online customers prefer human interaction when they require customer service. Our in-house customer service department includes product specialists, who have specific product knowledge and assist customers in selecting products and solutions that meet their needs, design, price and style criteria. Gaiam also enhances its customer service through initiatives such as extensive training of customer service representatives and unconditional return guarantees. We believe that, by offering exceptional customer service, we encourage repeat purchases by our customers, enhance our brand identity and reputation and build stronger relationships with our customers.

 .  Established Infrastructure

Gaiam has invested in its physical facilities, technology and information systems. In 1996, we established our 64,000 square foot fulfillment center in Cincinnati, Ohio, a facility that is in the central United States and conveniently located to hubs for major shipping companies. This location allows us to achieve shipping cost efficiency to most locations across the Continental United States. It is located within 30 minutes of both UPS and Airborne hubs.
In the same year, we installed our supply chain management information system to support virtually all segments of our business, including merchandising, customer database management and marketing, order processing, fulfillment, inventory management, customer service and financial reporting. This investment reduced our costs of fulfillment by providing an integrated system that reduces labor costs and times needed to procure inventory and fill orders. This existing infrastructure has also allowed us to integrate acquired businesses in an efficient and cost-effective manner. Our existing infrastructure also gives us an advantage over start up e-commerce companies, many of which will need to devote substantial resources to the development of these capabilities.

 .  Our Operating Model

Our business structure is designed to enable each Gaiam brand to achieve individual sales growth, while realizing cost savings from the combined enterprise. The managers of our brands retain responsibility for merchandising and creative presentation. Gaiam provides strategic direction, technology, financial resources and administrative services, as well as marketing, customer service, fulfillment, purchasing and sourcing.

Our Strategies

 .  Focus on our Online Presence

We are upgrading our website and technology systems to create a platform that will expand our product offerings and take advantage of the unique characteristics of online retailing. We are developing an online community of consumers who are concerned about personal and planetary health and want to use their purchase decisions to effect positive change. We believe that the interactive environment available on the Internet will make possible customer-to-customer and customer-to-company communications that will increase the usefulness of our services to customers, provide valuable feedback to us, and help us and our customers establish a database of valuable information about environmental issues, natural health and personal development. From this interaction and feedback, we believe that the online community can grow.

Our goal is to grow this segment of our customers and to educate them about their own ability to effect positive change through purchases that will result in improvements to the environment and their well-being -- and thereby demonstrating to them that their choices can "make a difference."

 .  Strengthen Our Brand

We plan to establish the Gaiam name as an authority in the Lohas industry. Gaiam and Gaiam.com will also function as the umbrella brands for Harmony, InnerBalance and Living Arts and any additional brands we may acquire or develop. We plan to strengthen these brands by increasing marketing efforts, strengthening relationships with traditional and e-commerce retailers and increasing the breadth of our videotape and digital informational offerings while maintaining our high level of customer service.

We believe that creating demand by consumers for eco-friendly and natural products will permit us to obtain these products in greater volume and, in turn, offer the products at lower prices than might otherwise be available. As we are able to lower prices in this manner, we expect to attract additional customers.

 .  Offer Quality, Convenience and Selection

We intend to make purchasing quality, natural and healthy lifestyle products from us more convenient than shopping in a physical store. We are open 24 hours a day, and shopping for our products does not require a trip to a store. We ship products directly to the customer's home or office. We believe that customers may buy more natural and healthy lifestyle products from us because they can get the information and advice they require, have more hours to shop, can act immediately on a purchase impulse and can locate products that may be hard-to-find. Because catalog and online shopping are not tied to a geographic location, we can deliver a wide selection of natural and healthy lifestyle products to customers in rural or other locations that cannot support a large-scale Lohas products retail store.

 .  Develop Business-to-Business Opportunities

Gaiam is focusing on increasing its sales to other businesses that have a need for sustainable or natural and healthy lifestyle products and services. These businesses include retailers, hospitality companies, spas and resorts, health care providers, as well as industrial companies. We believe that the Gaiam brands and product mix are well-suited to these industries.

We believe that the expertise and knowledge we have and can develop in the Lohas industry will make Gaiam the information source of choice for businesses that wish to service the Lohas industry. As a result, we believe that we can build a successful consulting and "green audit" business. Part of our strategy is to set the standard for the industry and then offer information, products and services under Gaiam's approval or recommendation. The Gaiam approval can be earned by companies, business lines and products in the Lohas industry.

 .  Complement our Existing Business with Selective Strategic Acquisitions

Even though our strategy is not dependent on acquisitions, we will consider strategic acquisitions in the Lohas industry that complement our existing business. We believe that significant acquisition opportunities exist and our willingness to retain existing operating management will make us an attractive acquiring party. Gaiam generally allows the acquired company's management team to retain responsibility for critical front-end business functions such as merchandising, creative presentation and marketing, while consolidating operational functions under the Gaiam organization to realize economies of scale. We will consider strategic acquisitions in product sales, customer and product information data bases that can augment our own business.

Product Brands

We have organized our merchandising and creative functions under three strategic brands:

 .  Harmony targets the industry's Sustainable Economy and Ecological Lifestyles markets,
 . Living Arts targets the industry's Personal Development market, and . InnerBalance targets the industry's Alternative Healthcare and Healthy Living market.

Common logistics, information systems, finance, legal, human resources and general administrative functions support the entire organization. Most of our corporate functions located at our administrative headquarters in Broomfield, Colorado and most inventory storage and fulfillment for our brands originate from our Cincinnati, Ohio fulfillment center.

Harmony

Harmony focuses on eco-friendly household products that offer alternatives for the product categories found in mainstream supermarkets and department stores.

We work with our vendors to ensure that the sourcing of ingredients, the processes utilized and packaging materials --- are all eco-friendly and responsible. Where appropriate, we submit our products to a rigorous testing and approval process for both efficacy and safety. We also send out items to independent labs for additional testing and approval. We use no animals in our testing process.

Our merchandising department remains committed to the ongoing expansion of Harmony's exclusive lines to pioneer conscious alternatives for everyday household products.

Because of the uniqueness of our products, Harmony has been featured in editorial articles in the Wall Street Journal, Daily News, San Francisco Chronicle, Elle and Vogue.

Some of our Harmony customers have made automatic reorder arrangements whereby Harmony regularly ships products in bulk on specific dates. Popular automatic reorder products include paper towels, bathroom tissue and cleaning supplies.

[Harmony graphics appears here and includes the following text]

                      [Sustainable Economy                           Ecological Lifestyles
                      Energy-Efficient Lights                      Natural Fiber Clothing
                      (20,000 hour bulbs, fluorescent bulbs)       (Hemp, Green/Organic Cotton)
                      Energy-Efficient Appliances                  Home Furnishings (Natural Fiber,
                      Recycled Paper Products                      Sustainably Harvested &
                                                                   Reclaimed Woods)
SOLAR                 Recycled Plastic Products                    Natural Bed & Bath Products
PATH                  (Radios, Lights, Security System)            (Hemp, Green/Organic Cotton)
LIGHT                                                              & Jute  Beds, Sheets, Pillows,
                      Recycling & Composting Products              Comforters, Blankets, Towels,
                                                                   Shower Curtains & Rugs
                      Recycled Plastic Products (Clothes           Non-Toxic Cleaning Supplies
                      Hammocks, Blankets, Throws)                  Non-Toxic Laundry Products
                      Battery Recharger &                          Natural Pest Repellents
                      Rechargeable Batteries
                      Energy-Efficient Laundry Products            Outdoor/Garden Supplies
                      Conservation Information & Products]

Living Arts

In September 1998, we acquired a majority interest in Living Arts. Living Arts is a producer and supplier of videos and accessories targeted to the Personal Development market. The videos cover mind-body-spirit fitness subjects, such as yoga exercises. All videos are recorded on film or digital formats.

Living Arts markets its own video and audio tapes, as well as licensed video titles, for sale to mass merchandisers, specialty stores, sporting goods stores, and online retailers. Living Arts sells to companies such as Target, Price-Costco, K-Mart, Sam's Club, Musicland, Borders, and Amazon.com, as well as abroad in Germany, Italy, Switzerland and Australia.

Living Arts also sells directly to consumers through direct marketing efforts, including catalog, e-commerce and direct magazine advertising.

Living Arts has reciprocal relationships with authorities in the mind-body-spirit arena such as yoga teachers and publications such as Yoga Journal to create content for informational videotapes.

[Livingarts graphic appears here and the following text]


                        [Personal Development

                        Meditation
                        Yoga
                        Tai Chi
YOGA ACCESSORIES        Qi Gong
& CLOTHING              Relaxation
                        Stress Reduction

                        (Information, Video, Audio, DVD, Clothing
                           Accessories, Books)]

InnerBalance

InnerBalance offers alternative health products and solutions focused on enhancing the quality of life. Its principal products include air and water filters, fitness accessories, herbal supplements and home spa accessories targeted to the Alternative Healthcare and Healthy Living markets. According to a Journal of the American Medical Association study published in 1998, 83 million Americans tried alternative health procedures in 1997, for a total of 629 million visits to practitioners.

At this time, we generate the majority of InnerBalance sales through our catalog and other direct sales efforts; however, we intend to make the Internet our primary channel of distribution. According to Cyber Dialogue, over 22 million U.S. adults searched for health information on the Internet for the year ended December 1998, and this number is estimated to increase by 50% during the next year, to a total of 33 million.

[InnerBalance graphic appears here and the following text]

                        [Alternative Healthcare               Healthy Living
                        Water & Air Filters                   Personal Care Products
                        Massage Therapy                        (Natural Body Products,
                        Allergy Solutions                     Oral Hygiene, Hair Care)
                        Light Therapy                         Natural Supplements
                        Magnetic Therapy                      Nutritional Products
SOY MILK MAKER          Aromatherapy Products &                & Information
                         Information                          Natural Beauty Products
                        Sound Therapy
                        Fitness products & Information
                        Back Care
                        Natural pain Relief
                        Detox Products & Information]

Our Channels of Distribution

We offer our products through two primary distribution channels consisting of direct marketing (catalogs, the Internet and consumer advertising) and business-to-business.

Direct marketing

We ensure that we have on-hand inventory to support 93% of in-stock orders. It is our practice to ship each order no later than the next business day. While this practice may result in higher costs, we believe that it enhances customer satisfaction and loyalty. Our in-house customer service department includes product specialists who are trained to have in-depth product knowledge and assist customers in selecting products and solutions that meet their needs, design, price and style criteria. For the benefit of our customers, we also provide toll-free telephone ordering and unconditional return guarantees.

Business-to-Business

Gaiam markets certain products, principally videos featuring yoga and fitness, to national and regional mass merchandisers, specialty stores, sporting goods stores, bookstores, natural foods stores and online retailers. We are in the process of expanding our range of products produced and sold in the retail market, as well as creating an integrated branded retail display on the premises of a larger retail establishment in which we will offer customers a number of exclusive items.

Gaiam is in the process of significantly increasing its sales to other businesses that have a need for eco-friendly products and services, or natural and healthy lifestyle products. Business-to-business revenues were 13% of 1998 revenues and 21% of revenues for the first six months of 1999.

By offering both a direct marketing and business-to-business approach to distribution, we believe that we are maximizing our ability to reach our core customers as well as enhancing our brand.

Our Customer Service

Gaiam stands by its advertised "no-risk guarantee" by providing its customers a full refund of the purchase price for products that are returned any time for any reason. We believe that this guarantee, coupled with the quality of our customer service personnel, encourages greater customer loyalty and repeat sales.

In addition to our e-commerce ordering systems, our customer service staff accepts orders, product questions and other customer service requests, 362 days per year (excluding Thanksgiving, Christmas Day and New Year's Day) via our dedicated toll-free telephone numbers, fax, mail and e-mail. Sales representatives are responsible for verifying purchasing history, order status, delivery dates, returns processing and account credits. Our information system allows real time verification of in-stock positions, credit card authorizations, stock moves and transfers. Product information in printed form is generally available to customers upon request, and questions from customers are answered within 24 hours. Merchandise is delivered to customers through the U.S. Postal Service, United Parcel Service and other common carriers.

We train our service representatives to "think for the benefit of the customer" and help them choose among the best possible solutions. This training includes providing to them samples of all products for their inspection and use, and databases of specifications about these products. Many of our representatives purchase our products and information and can speak to customers about their personal experiences with them. We also encourage our sales representatives to provide us with feedback about products to assure quality and performance. Several representatives also have personal 800 numbers so customers can call them directly and receive personal assistance with their requests. We have also trained dedicated product specialists to assist sales representatives with technical questions and supplemental research by compiling product-specific information packets accessible on our company-wide server.

We also maintain a research library stocked with books, videos and audio tapes for our employees' use. Customer service representatives are encouraged to watch videos and research products so that they can respond to our customers' questions.

We maintain a toll-free customer service telephone number, separate from the telephone number for merchandise orders, to handle inquires relating to matters such as order status, scheduled delivery dates and product inquiries. Returns are closely monitored to determine whether any product quality issues exist. Returned merchandise is promptly inspected and recycled to inventory unless damaged or worn.

Purchasing and Inventory Management

We strive to develop long-term and close working relationships with certain vendors, which we believe increases the quality and selection of merchandise available to us and enables us to develop products which are not readily available from other sources. Gaiam uses an automated inventory management system to maximize fulfillment and to reach the proper balance between inventory turn and optimal in-stock positions. Both inventory turn and in-stock rates carry associated benefits and costs to a fulfillment operation. High in-stock rates have a positive impact on sales and customer satisfaction, but carry the potential risk of excess inventory and obsolescence. Gaiam utilizes historical sales results, manufacturing and delivery lead times, volume discounts, the experience of its employees and other related factors in an integrated analysis model to determine optimum inventory levels.

Liquidations, sales of overstocks and end-of-season merchandise is disposed of primarily through our outlet store, located in Boulder, Colorado, sales inserts and website offerings. Cost recovery efforts for excess inventory are continually monitored, and balance sheet reserves are adjusted accordingly.

Our Internet Business

We believe that our business is particularly well-suited to Internet commerce. The use of many of our products is enhanced by extensive product education and information that we will make available online. The online environment has virtually unlimited shelf space, the capacity to present vast amounts of consumer information and offers consumers the convenience of shopping online. In addition, many of our products are not widely found in conventional stores.

Although our historical sales have been predominantly through catalogs and retailers, we are shifting our sales emphasis to the Internet and making the Internet our primary channel of distribution. According to Forrester Research, an independent media research firm, the number of U.S. households using e-mail, the Internet or a consumer online service will grow from an estimated 20.5 million households in 1996 to 55 million households, representing over 50% of all U.S. households by the year 2002. Furthermore, the number of U.S. households making at least one online purchase is expected to grow from approximately 10 million at the end of 1998 to 36 million at the end of 2002.

Our website provides online purchasing capability for many products that we offer. Following placement of an order, the customer will receive an order confirmation that will summarize the purchase, the total amount of sale and any shipping information. We are currently in the process of adding incremental features to our website for the convenience of our customers. These features will be gradually introduced during the remainder of 1999.

The following forms of online customer service will be available:

     .       Visitors will be able to search for answers to their questions on our website. Answers to frequently asked customer inquiries may be searched by topic, product and category. Visitors will have access to their account information and will be able to update their personal information.

     .       Customers will be able to complete a form at our website or e-mail questions or concerns directly to our customer support staff. An inquiry will be acknowledged immediately, and we anticipate that a personalized response will be delivered within 24 hours via e-mail.

     .       We will provide live customer service support through a toll-free telephone number. Our customer service representatives will have complete access to and familiarity with our website and applications. Visitors may modify their online preferences or profile through this channel, if necessary.

After registering, a visitor will be invited to create a personal profile containing product information and content of particular interest to the visitor. Once registered, visitors will be able to check order status, make payments, and communicate with customer service.

Future Acquisitions

We will consider strategic acquisitions of companies with a strong brand identity and with customer and product information data bases that augment our data bases. It has been Gaiam's practice to allow the acquired company's management team to retain responsibility for critical front-end business functions such as merchandising, creative presentation and marketing, while consolidating operational functions under the Gaiam organization to realize economies of scale.

Information Technology

Gaiam uses modern computer systems to support merchandising, customer management and marketing, order processing, fulfillment, inventory management, customer service and financial reporting. We believe that these systems provide us with the data needed to perform effective analysis about our business, products and customers. Further, we believe that this analysis can improve performance, customer loyalty and service by identifying current conditions and trends in marketing, customer buying behavior, customer service and fulfillment operations. We believe our current systems will accommodate Gaiam's operations for the foreseeable future.

We are implementing new Internet software to automate online sales and operations. The system is compatible with our existing systems. This new Internet software links Internet merchandising, order taking, payment and security, order management, warehousing and shipping, customer service, inventory management and accounting with our existing system.

Gaiam also makes extensive use of company-wide e-mail and voice-mail systems for internal communication, as well as communication with customers and suppliers.

Our Competitive Position

We believe that the Lohas industry is characterized by a fragmented supplier and distribution network and we not aware of a dominant leader. Gaiam's goal is to establish itself as the industry leader.

The direct marketing business is evolving and competitive. We expect more business to use the Internet. As this happens, we expect competition to intensify because barriers to entry are minimal and competitors can launch new sites at a relatively low cost. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with our online competitors as the use of the Internet and other online services increases. Increased competition from these or other competitors could reduce our revenue.

We believe that the principal competitive factors in the direct marketing business in the Lohas industry for the goods and services we sell are:

 .  integrity
 .  product distinctiveness, quality and performance
 . depth of knowledge and research made available to the consumer . quality of personalized customer service

 .  creative presentation of product
 .  brand name recognition
 .  easy and satisfying shopping experience

Our principal competitors in the direct marketing of goods and services we sell are:

 . catalog retailers such as Feel Good Catalog and Real Goods Trading Company . online retailers such as mothernature.com and GreenMountain.com
 .  thousands of small, local and regional businesses

 . product lines or items offered by large retailers, manufacturers, publishers and video producers.

While we believe that we compare favorably with our competitors on the key competitive factors, we have no control over how successful our competitors are in addressing these same factors. In addition, the smaller businesses we compete against may be able to more effectively personalize their relationships with customers.

We expect industry consolidation to increase competition. As our competitors grow, they may adopt aggressive pricing or inventory policies, which could result in reduced operating margins, loss of market share and a diminished brand franchise.

Some environmentally friendly products are priced at a premium to products that have similar uses that are not environmentally friendly. Our sales growth assumes that consumers will sometimes be willing to pay higher prices in order to enhance the environment, promote a sustainable economy, and achieve healthy lifestyles and personal development or that we will be able to reduce prices over time through volume purchases.

Because Gaiam uses multiple distribution channels for our products, we also compete with other producers of similar mind-body-spirit fitness products sold to traditional retail stores. Our principal competitors are PPI Entertainment, Sony Wonder and Goldhil Media.

We believe the principal competitive factors in this market are:

 .  distinctiveness of product
 .  authoritative information
 .  quality of product
 .  brand recognition
 .  price

We believe we compete favorably on all relevant factors in direct marketing and selling to traditional retailers as evidenced by our sales growth. Many of our competitors are larger, have longer operating histories and have greater financial and marketing resources than we have.

Our success also depends upon the willingness of consumers to purchase goods and services that promote the values we espouse. While we believe our business plan and assumptions are reasonable, we cannot assure you that the demographic trends on which they are based will continue or that the current levels of environmental consciousness or concerns about promoting a sustainable economy, healthy lifestyles and personal development will be sustained. The decrease of consumer interest in purchasing goods and services that promote the values we espouse would materially and adversely affect the growth of our customer base and sales revenues and, accordingly, our financial prospects.

Our Intellectual Property

Gaiam, Gaiam.com, Harmony, InnerBalance and Living Arts and various product names are subject to trademark or pending trademark applications, of Gaiam or a Gaiam company. We also currently hold various web domain names relating to our brand, including "www.gaiam.com."

Our Employees

As of June 30, 1999, Gaiam and the Gaiam companies employed approximately 150 persons. None of our employees is covered by a collective bargaining agreement.

Our Facilities

Our principal executive offices are located in Boulder County, Colorado. Our main fulfillment center is located in the Cincinnati, Ohio area. This facility houses most of our fulfillment functions. We selected the Cincinnati site after considering the availability and cost of facilities and labor, proximity to major highways, air delivery hubs and support of local government of new businesses. We also believe that Cincinnati is ideal for providing the lowest cost shipping available from a single central point to a customer base that conforms to the overall U.S. population. Approximately 90% of all orders are filled and shipped from the Cincinnati facility. The balance is shipped directly from suppliers.

The following table sets forth certain information relating to our facilities, all of which are leased:

Location                     Size                 Use                                   Lease Expiration
--------                     ----                 ---                                   ----------------
Boulder County, CO           25,000 sq. ft.       Headquarters and customer service     October 2001

                                                  Outlet center                         January 2000

Cincinnati, OH               64,000 sq. ft.       Fulfillment center                    October 2000

Santa Monica, CA             5,000 sq. ft.        Creative staff offices                June 2000

We have options to renew our headquarters and fulfillment center leases. We believe our facilities are adequate to meet our current needs and that suitable additional facilities will be available for lease or purchase when and as we need.

Regulatory Matters


Our business is subject to a number of governmental regulations, including the Mail or Telephone Order Merchandise Rule and related regulations of the Federal Trade Commission. These regulations prohibit unfair methods of competition and unfair or deceptive acts or practices in connection with mail and telephone order sales and require sellers of mail and telephone order merchandise to conform to certain rules of conduct with respect to shipping dates and shipping delays. We are also subject to regulations of the U.S. Postal Service and various state and local consumer protection agencies relating to matters such as advertising, order solicitation, shipment deadlines and customer refunds and returns. In addition, merchandise imported by Gaiam is subject to import and customs duties and, in some cases, import quotas.

Gaiam's business could also be affected by regulations promulgated in the future. For example, there are a number of different bills under consideration by Congress and various state legislatures that would restrict disclosure of consumers' personal information, which may make it more difficult for Gaiam to generate additional names for its direct marketing, and restrict a company's right to send unsolicited electronic mail or printed materials. Although Gaiam believes it is generally in compliance with current laws and regulations and that these laws and regulations have not had a significant impact on our business to date, it is possible that existing or future regulatory requirements will impose a significant burden on us.

There is an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. Moreover, it may take years to determine whether and how existing laws such as those governing issues such as intellectual property ownership and infringement, privacy, libel, copyright, trade mark, trade secret, obscenity, personal privacy, taxation, regulation of professional services, regulation of medical devices and the regulation of the sale of other specified goods and services apply to the Internet and Internet advertising. The requirement that we comply with any new legislation or regulation, or any unanticipated application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for our products, information and services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition. The adoption of new laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of our online stores or could otherwise materially adversely affect our business. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Further, several telecommunications carriers have requested the Federal Communications Commission ("FCC") to regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and online service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. This could result in the reduced use of the Internet as a medium for commerce, which could materially adversely affect our business.

The Gaiam companies generally collect sales taxes only on sales to residents of the state in which Gaiam is headquartered, where orders are fulfilled or where Gaiam has a location, currently, California, Colorado and Ohio.

A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium.

Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from these activities.

Legal Proceedings

Gaiam is not a party to any material legal proceedings.

In 1998 we acquired a majority interest in Living Arts. At the time Living Arts continued to employ one of the previous owners, who held part of a minority interest in Living Arts. In 1999, Living Arts terminated the employment of this person for chronic absenteeism, misappropriation of funds and breaching his various other employment obligations. The former employee has asserted that Living Arts wrongfully terminated his employment, and that we breached fiduciary duties by managing Living Arts in a manner designed to injure him, and that we owe him various amounts of money. Both parties are seeking to resolve these disputes, but litigation could result. We believe that the former employee's claims are without merit.


                                   MANAGEMENT

Executive Officers And Directors

Our executive officers and directors, including directors who will join the board upon conclusion of this offering, their respective ages as of August 30, 1999 and their positions are as follows:

NAME                               AGE                                  POSITION
----                               ---             ----------------------------------------------------------
Jirka Rysavy                       45              Founder, Chairman of the Board and Chief Executive Officer
Lynn Powers                        50              President, Chief Operating Officer and Director
Pavel Bouska                       45              Executive Vice President and Chief Information Officer
Paul H. Ray                        60              Director*

*Mr. Ray will join the board upon completion of this offering.

JIRKA RYSAVY Founder, Chairman and Chief Executive Officer of Gaiam. He has been Chairman since Gaiam's inception and became the full-time Chief Executive Officer in December 1998. Mr. Rysavy is also Chairman Emeritus and a director of Corporate Express, Inc., a Fortune 500 company that supplies office and computer products and services. Mr. Rysavy founded Corporate Express in 1986 and was its Chairman and Chief Executive Officer until September 1998. Previously, he founded and served as Chairman and Chief Executive Officer of Crystal Market, a health food market, which was sold to Michael Gilliland in 1987 to become the first store of Wild Oats Markets. Mr. Rysavy is also a director of Whole Foods Markets, Inc.

LYNN POWERS President, Chief Operating Officer and a director of Gaiam since February 1996. From 1992 to 1996, she was Chief Executive Officer of La Scelta, an importer of natural fiber clothing products. Before that, Ms. Powers was Senior Vice President Marketing/Strategic Development and Vice President Merchandising of Miller's Outpost, a specialty retailer.

PAVEL BOUSKA Executive Vice President and Chief Information Officer since March 1999. He served as a director of Gaiam from 1991 until August 1999. Prior to joining Gaiam, from June 1988 to March 1999, Mr. Bouska was an officer and one of the founding members of Corporate Express, serving in various positions, including Chief Information Officer and Vice President Information Systems, responsible for system development, information technology, operations, systems conversions and business consolidations. Prior to joining Corporate Express, he was project leader for Software Design & Management, a German software company subsequently acquired by Ernst & Young.

PAUL H. RAY Will become a director of Gaiam at the conclusion of this offering. Mr. Ray has been Executive Vice President of American LIVES, Inc., a market research and opinion polling firm since November 1986. Prior to joining American LIVES, Mr. Ray was Chief of Policy Research on Energy Conservation at the Department of Energy, Mines and Resources of the Government of Canada from 1981 to 1983. From 1973 to 1981, Mr. Ray was Associate Professor of Urban Planning at the University of Michigan. Mr. Ray holds a B.A. (cum laude) in anthropology from Yale University and a Ph.D. in sociology from the University of Michigan. He is the author of The Integral Culture Survey, which first identified the cultural creative subculture.

Each director serves for a one-year term. Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or officers of Gaiam.

Our Board of Directors currently has three vacancies, that may be filled by the Board of Directors. In addition to Mr. Ray, upon conclusion of this offering, the Board of Directors intends to appoint two directors who are not officers or employees of Gaiam. To maintain Gaiam's listing on the Nasdaq National Market, we are required to add at least one director, in addition to Mr. Ray, who is not an officer or employee of Gaiam. If we do not make this addition within 90 days following this offering, our shares could be delisted from the Nasdaq National Market, which would have an adverse effect on the liquidity and price of the shares.

Committees of the Board of Directors

Gaiam intends to establish an Audit Committee within 90 days following this offering composed of at least two directors, which is required to maintain Gaiam's listing on the Nasdaq National Market. The majority of the members of the Audit Committee will not be employees of Gaiam. The Audit Committee will report to the Board regarding the appointment of the independent public accountants of Gaiam, the scope and fees of prospective annual audits and the results thereof, compliance with Gaiam's accounting and financial policies and management's procedures and policies relative to the adequacy of Gaiam's internal accounting controls. Following this offering, we also intend to establish a Compensation Committee, that we expect to be comprised entirely of non-employee directors.

Director Compensation

Currently, directors of Gaiam do not receive any compensation for their services as directors. Following consummation of this offering, Gaiam expects to establish a compensation plan for non-employee directors.

Limitation of Liability and Indemnification Matters

Gaiam's charter provides indemnity to its directors and officers to the extent permitted by Colorado law. The charter also includes provisions to eliminate the personal liability of its directors and officers to

Gaiam and its shareholders to the fullest extent permitted by Colorado law. Under current law, exculpation would cover an officer's or director's breaches of fiduciary duty, except for:

 . breaches of a person's duty of loyalty to Gaiam, . those instances where a person is found not to have acted in good faith, . those instances where a person received an improper personal benefit as the result of the breach, and
 .  acts in violation of the Colorado Business Corporation Act.

Gaiam's bylaws provide that Gaiam will indemnify its directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses.


Executive Compensation
----------------------

The following table sets forth compensation, for the year ended December 31, 1998, of Gaiam's executive officers, Mr. Rysavy and Ms. Powers. Information is also included with respect to 1998 Compensation for two of Gaiam's Vice
Presidents:

                           SUMMARY COMPENSATION TABLE

Name and Principal Position                                                             All Other 1998
                                                         Annual 1998 Compensation        Compensation
                                                     -------------------------------  -------------------
                                                          Salary           Bonus

Jirka Rysavy  Chairman and Chief Executive Officer        $   ----(1)       $    ---              $---(2)
Lynn Powers  President and Chief Operating Officer         110,009               ---               ---(2)
Mark Lipien  Vice President Operations                      70,802            10,000               ---(2)
Linda West  Vice President Merchandising                    83,076            10,000               ---(2)

____________________
(1) Gaiam began compensating Mr. Rysavy in January 1999. His annual salary is currently $125,000.
(2) Until June 1, 1999, Gaiam did not make any restricted stock awards, grant any stock appreciation rights, make any long-term incentive plan payouts or grant any stock options.

Stock Plans

We recently adopted a long-term incentive plan and an employee stock purchase plan. The incentive plan provides for the grant of stock options and similar stock based compensation. We have reserved a total of 1,600,000 shares for options and other grants under the incentive plan. Of that number, we have granted approximately 675,000 options, all at a price of $4.375 per share. The employee purchase plan will allow our employees to purchase shares at up to a 15% discount from market value, subject to restrictions. We have reserved a total of 500,000 shares under the employee purchase plan.

Employment Agreements

Gaiam does not have any employment agreements with any of its executive officers and does not typically enter into written employment agreements with any employees. However, Gaiam directors, officers and managers are required to sign a confidentiality agreement and, upon receiving a stock option grant, a two-year non-compete agreement commencing with the date they leave Gaiam.

                              CERTAIN TRANSACTIONS

On October 1, 1998, Mr. Rysavy sold InnerBalance to Gaiam for a $531,000 note carrying interest at

8% per annum, due June 30, 2001. A portion of the note was repaid in 1998. On January 1, 1999, Gaiam issued a $289,000 8% debenture to Mr. Rysavy for the
balance.   This debenture was repaid in full on June 30, 1999.

On December 7, 1998, Ms. Powers exercised warrants she received in 1996 to purchase 40,000 shares at $1.25 per share and also purchased $50,000 in debentures issued by Gaiam. The debenture bears interest at 8% per annum and may be prepaid at any time by Gaiam. In connection with this offering, Ms. Powers has the right to purchase shares for the outstanding principal amount of the debenture at the offering price of $5.00 per share. Accrued and unpaid interest will be paid in cash.

All sales of securities available for resale made by Gaiam in 1998 and 1999 were made to a company wholly owned by Mr. Rysavy at prevailing market prices based on NASDAQ quotations. The proceeds of these sales were $703,125 in 1998 and $538,750 in 1999. See note 6 of the notes to consolidated financial statements. We obtained the securities by exercising options granted by Mr. Rysavy to us in 1993.


On September 1, 1998, Ms. Powers loaned $100,000 to Gaiam on an unsecured demand basis with interest at 7% per annum. Gaiam repaid this loan with interest on September 30, 1998.

Gaiam subleases its fulfillment center in Cincinnati, Ohio from a subsidiary of Corporate Express, Inc. at an annual rental rate of approximately $205,200, which is the same rate as paid by Corporate Express, Inc. under its lease. Mr. Rysavy is a director of Corporate Express and beneficially owns approximately 4.9% of the stock of Corporate Express, but does not control Corporate Express. The lease expires in October 2000.

Michael Gilliland purchased $100,000 of shares and $100,000 in debentures from us on May 7, 1999. Mr. Gilliland is the founder of the Wild Oats Markets. In 1987, Mr. Rysavy sold a natural foods store in Boulder, Colorado, Crystal Market, to Mr. Gilliland, and that store became the first Wild Oats Market store. The shares purchased by Mr. Gilliland were sold at $4.375 per share, and the debentures he purchased bear interest at 8% per annum and may be prepaid at any time by Gaiam. Mr. Gilliland has certain registration rights requiring us to register his shares. See our consolidated financial statements for additional information relating to this private placement. In connection with this offering, we are offering Mr. Gilliland the option to purchase shares for the outstanding principal amount of the debentures (excluding interest) at the offering price of $5.00 per share. We anticipate Mr. Gilliland will purchase 20,000 shares in exchange for his debenture.

Mr. Rysavy is a guarantor of Gaiam's line of credit with Norwest Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                OUR SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the class A and class B common stock of Gaiam by each of our shareholders who beneficially owned shares on June 30, 1999, and as adjusted to reflect the sale of the shares offered in this offering. Percentages are based on the 3,496,429 shares to be outstanding after the offering, plus the 7,035,000 shares reserved for issuance upon conversion of class B common stock. The address for each person, except as otherwise provided, is 360 Interlocken Blvd., Broomfield, Colorado, 80021.

                                       Shares Beneficially Owned           Shares to be Beneficially Owned
                                      Prior to this Offering(11)             After this Offering(11)(12)
                                 -------------------------------------  -------------------------------------
Beneficial Owner                  Number of Shares(13)      Percent      Number of Shares(13)      Percent

Jirka Rysavy(1)                            8,000,000             93.8%            8,100,000             77.0%
Lynn Powers(2)                                40,000               .5%               70,000               .7%
Pavel Bouska(3)                               40,000               .5%               90,000               .9%
James Argyropoulos/
  Argyropoulos Investor G.P.(4)              120,000              1.4%              220,000              2.1%
Michael Gilliland(5)                          22,857               .3%               42,857               .4%
Lennart Perlhagen(6)                          57,143               .7%              107,143              1.0%
Mo Siegel(7)                                  17,143               .2%               32,143               .3%
Herbert Simon(8)                              57,143               .7%              107,143              1.0%
Edward Snider(9)                              57,143               .7%              107,143              1.0%
Jeffrey Steiner(10)                          120,000              1.4%              220,000              2.1%

All Executive Officers
and Directors (3 persons)                  8,080,000             95.7%            8,260,000             78.4%

(1) Mr. Rysavy owns 7,035,000 shares of class B common stock, which constitute all of the issued and outstanding class B common stock and are convertible into an equal number of shares. Mr. Rysavy also owns 965,000 shares. Includes 100,000 shares Mr. Rysavy will purchase in this offering. See "Description of Capital Stock -- Shares" for a description of the voting rights of the class B common stock.
(2) Includes 30,000 shares Ms. Powers will purchase in this offering.
(3) Includes 50,000 shares Mr. Bouska will purchase in this offering
(4) Mr. Argyropoulos is the general partner of Argyropoulos Investor G.P. He is the founder, and, until 1989, was Chairman, of The Cherokee Group, and currently is the founder and Chairman of The Walking Company. His address is 9349 Oso Avenue, Chatsworth, California. Includes 100,000 shares Mr. Argyropoulos or his entities will purchase in this offering.
(5) Mr. Gilliland is the founder, Chairman and Chief Executive Officer of Wild Oats Markets. Includes 20,000 shares he will purchase in this offering.
(6) Mr. Perlhagen is the founder and Chairman of CrossPharma AB; and currently Chairman of Meda Pharmaceuticals AB. Includes 50,000 shares he will purchase in this offering.
(7) Mr. Siegel is co-founder and Chairman of Celestial Seasonings, Inc.
    Includes 15,000 shares he will purchase in this offering.
(8) Mr. Simon is Chairman of Simon Property Group. Includes 50,000 shares he will purchase in this offering.
(9) Mr. Snider is the founder and Chairman of Comcast Spectator. Includes 50,000 shares he will purchase in this offering.

(10) Mr. Steiner is the founder, Chairman and Chief Executive Officer of Fairchild Industries. His address is 110 East 59th Street, New York, New York 10022. Includes 100,000 shares he will purchase in this offering.
(11) Each shareholder possesses sole voting and investment power with respect to the shares listed, except as provided by applicable community property laws. In accordance with the rules of the Securities and Exchange Commission, each shareholder is deemed to beneficially own any shares obtainable upon the exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after June 30, 1999, or the conversion of convertible securities that are currently convertible or become convertible within 60 days after June 30, 1999. The inclusion in this table of shares listed as beneficially owned does not constitute an admission of beneficial ownership.
(12) The number and percentage of shares owned after this offering assumes none of the listed shareholders will purchase additional shares in this offering, except as otherwise indicated.
(13) The number of shares deemed outstanding includes shares outstanding as of June 30, 1999 and any shares obtainable through the conversion of class B common stock held by Mr. Rysavy. No options are exercisable within 60 days of the date of this prospectus. Ownership percentages based solely on the 1,496,429 shares outstanding prior to this offering are Mr. Rysavy (965,000 shares) 64.5%; Ms. Powers and Mr. Bouska, 2.7% each; Argyropoulos Investor G.P./Mr. Argyropoulos and Mr. Steiner, 8.0% each; Mr. Simon, Mr. Snider and Mr. Perlhagen, 3.8% each; Mr. Gilliland, 1.5%; and Mr. Siegel, 1.2%. Ownership percentages based solely on the 3,496,429 shares assumed to be outstanding after this offering are Mr. Rysavy (1,065,000 shares) 30.5%; Ms. Powers, 2.0%; Mr. Bouska, 2.6%; Argyropoulos Investor G.P./Mr. Argyropoulos and Mr. Steiner, 6.3% each; Mr. Simon, Mr. Snider and Mr. Perlhagen, 3.1% each; Mr. Gilliland, 1.2%; and Mr. Siegel, 0.9%.

                            DESCRIPTION OF CAPITAL STOCK

General

After the filing of Gaiam's Amended and Restated Articles of Incorporation in connection with this offering, the authorized capital stock of Gaiam will consist of 250,000,000 shares, consisting of 150,000,000 shares of Class A common stock, $.0001 par value per share, 50,000,000 shares of class B common stock, $.0001 par value per share, and 50,000,000 shares of preferred stock, par value $.0001 per share. As of August 30, 1999, there were 1,496,429 shares outstanding held by ten shareholders of record, options to purchase an aggregate of approximately 675,000 shares, a warrant to purchase 24,000 shares and 7,035,000 shares of class B common stock outstanding. There were no shares of preferred stock outstanding.

Although Gaiam believes the following summary description of Gaiam's shares, class B common stock, Preferred Stock, Amended and Restated Articles of Incorporation and Amended and Restated Bylaws covers all material provisions affecting the rights of holders of capital stock of Gaiam, this summary is not intended to be complete and is qualified by reference to the provisions of applicable law and to Gaiam's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, both of which are included as exhibits to the Registration Statement of which this prospectus is a part. See "Additional Information."

Capital Stock

Each holder of shares is entitled to one vote for each share held on all matters submitted to a vote of shareholders. Each share of class B common stock is entitled to ten votes on all matters submitted to a vote of shareholders. There are no cumulative voting rights. All holders of shares and shares of class B common stock vote as a single group on all matters that are submitted to the shareholders for a vote. Accordingly, holders of a majority of the votes of the shares and shares of class B common stock entitled to vote in any election of directors may elect all of the directors who stand for election.

Shares and class B common stock are entitled to dividends, if any, as may be declared by the Board of Directors out of legally available funds. In the event of a liquidation, dissolution or winding up of Gaiam, the shares and shares of class B common stock would be entitled to share ratably in Gaiam's assets remaining after the payment of all of Gaiam's debts and other liabilities. Holders of shares and shares of class B common stock have no preemptive, subscription or redemption rights, and there are no redemption or sinking fund provisions applicable to the shares and class B common stock. The outstanding shares and shares of class B common stock are, and the shares offered by Gaiam in this offering will be, when issued and paid for, fully paid and non-assessable.

The class B common stock may not be transferred unless converted into class A shares, other than certain transfers to affiliates and family members. The shares of class B common stock are convertible one-for-one into class A shares, at the option of the holder of the shares of class B common stock.

Gaiam's Board of Directors is authorized, subject to any limitations prescribed by Colorado law, to issue at any time up to 50,000,000 shares of preferred stock. The Board may provide for the issuance of the preferred stock in one or more series or classes with designations, preferences, limitations and relative rights determined by the Board without any vote or action by the shareholders, although the Board may not issue voting preferred stock without the consent or approval of a majority of the Class B common stock. As a result, the Board has the power to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of the shares. Although Gaiam has no current plans to issue any preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire Gaiam, or of discouraging a third party from attempting to acquire Gaiam. Such an issuance could also dilute your voting power or other incidents of ownership as a holder of shares.

Bylaws

The Bylaws provide, in accordance with Colorado law, that shareholders may take action without a shareholders' meeting, provided that all shareholders entitled to vote consent to do so in writing. The Bylaws also require advance notice of any proposal to be brought before an annual meeting of shareholders that relates to an amendment to the Articles of Incorporation, a merger, the sale of all or substantially all of Gaiam's assets, the dissolution of Gaiam, or any nomination for election of directors other than by the Gaiam board of directors. These provisions could have the effect of delaying, deferring or preventing a change of control of Gaiam.

Transfer Agent and Registrar

The transfer agent and registrar for the shares is American Securities Transfer & Trust, Inc.


                        SHARES ELIGIBLE FOR FUTURE SALE

Sales of a substantial number of shares in the public market following this offering, or the perception that sales could occur, could adversely effect the prevailing market price for our shares. Furthermore, since no shares will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of a substantial number of shares in the public market after these restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

Upon the closing of this offering, based upon the number of shares outstanding as of June 30, 1999, there will be 3,496,429 shares and 7,035,000 shares of class B common stock outstanding. Of these shares, all 2,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, other than shares are purchased by "affiliates" of Gaiam as that term is defined in Ruled 144 under the Securities Act or the shares are purchased by holders who have entered into lock-up arrangements with the underwriters for this offering. See " -- Lock-up Agreements" below. The remaining 1,496,429 shares and all 7,035,000 shares of class B common stock will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, or 144(k) under the Securities Act, which rules are summarized below.

Following this offering, we intend to file a registration statement under the Securities Act covering approximately 1,600,000 shares reserved for issuance under our incentive plan and approximately

500,000 shares reserved under our stock employee purchase plan. The registration statement would permit persons acquiring shares under the plans (other than persons who have entered into the lock-up agreements referred to below) to sell the shares in the public market after the shares are purchased under the plans. The registration statement covering these shares will become effective upon filing.

Securities Act Rules
--------------------

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

 . 1% of the then outstanding shares (approximately 35,000 shares immediately after this offering), or the average weekly trading volume of the shares on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

In addition, under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate) is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Lock-up Agreements

All of our directors, officers and existing shareholders (who in the aggregate hold 1,496,429 shares and shares of 7,035,000 class B common stock, and who will acquire an additional 495,000 shares in this offering) are covered by lock-up agreements under which they will not be permitted to transfer or otherwise dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares, for a period of 180 days after the closing of the offering. Transfers or dispositions can be made sooner:

 .  with the prior written consent of Tucker Anthony Cleary Gull;
 .  in the case of certain transfers to affiliates;
 .  as a bona fide gift; or
 . to a trust for the benefit of the transferor or immediate family members of the transferor.

Upon expiration of the lock-up period, 180 days after the date of this prospectus, 8,641,429 shares (including 7,035,000 shares of class B common stock) will be available for resale to the public in accordance with Rule 144, subject to the transfer restrictions described above.

In addition, Gaiam has agreed not to sell or otherwise dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares, for a period of 180 days after the closing of the offering, without the prior written consent of Tucker Anthony Cleary Gull, except that we may:

 .  issue shares upon the exercise of outstanding options and grant options to purchase shares under our incentive plan;
 .  issue shares under our stock employee purchase plan; and

 . issue shares in connection with the acquisition of another company if the terms of the issuance provide that the shares shall not be resold prior to the expiration of the 180-day lock-up period described above.

Registration Rights

After our filing of the registration statement relating to this offering, we are required to file a registration statement covering approximately 451,429 shares held by existing shareholders. The holders may not request the filing of registration statements until after July 20, 2001. Gaiam generally is required to bear all of the expenses of the registration, except underwriting discounts and commissions. We have agreed with the underwriters that we will not permit any of these holders to sell these shares for 180 days after the closing of the offering. In addition, if these shares are not sold in a registered offering, the holders will be required to comply with the provisions of Rule 144 as described above.

                                  UNDERWRITING

The underwriting agreement, dated ____, 1999, provides that Gaiam has agreed to sell to each of the underwriters named below, and each of these underwriters has agreed to purchase from Gaiam, the respective number of shares set forth opposite their names below:

Underwriters:                                                           Number of Shares
Tucker Anthony Cleary Gull..............................................  1,000,000
Adams, Harkness & Hill, Inc.............................................  1,000,000
                                                                          ---------
  Total.................................................................  2,000,000

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an over-allotment option to buy up to an additional 300,000 shares from Gaiam at $5.00 per share to cover these sales. They may exercise that option for 30 days after the initial purchase of the shares by the underwriters. If any of these optioned shares are purchased, the underwriters will purchase shares in approximately the same proportion as set forth in the table above. The underwriters must purchase and accept delivery of all the shares offered in this prospectus, other than those shares covered by the over-allotment option, if any are purchased.

The following table shows the underwriting fees to be paid to the underwriters by Gaiam in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares, and assuming that 1,000,000 and 1,300,000 shares, respectively, are sold at the pubic offering price of $5.00 per share and 1,000,000 shares are sold at the customer discount price of $4.50 per share in both cases.

                                                         No Exercise        Full Exercise
     Per share (customer discount).............            $   0.45          $     0.45
     Per share.................................            $   0.50          $     0.50

     Total.....................................            $950,000          $1,110,000

If no shares are sold to Gaiam customers at a discount, then the underwriting fees paid to underwriters would be as follows:

                                                    No Exercise        Full Exercise
     Per share.................................          $     0.50          $     0.50
     Total.....................................          $1,000,000          $1,150,000

Gaiam will pay the expenses in connection with the opening of accounts for Gaiam customers, estimated to be approximately $300,000. Gaiam estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions and including the expenses in connection with the opening of the
accounts, will be approximately $1.6 million.   The compensation to be paid to
the underwriters and Gaiam's agreement to reimburse the underwriters for expenses associated with opening accounts were determined through negotiations between Gaiam and the underwriters.

In connection with this offering, we are offering each of our debenture holders the option to purchase shares for the outstanding principal amount of the debentures (excluding interest) at the offering price of $5.00 per share. As a result, a total of 395,000 shares will be sold to the debenture holders, assuming that each of the debenture holders elects to purchase shares in this offering. In addition, we will offer Mr. Rysavy, Ms. Powers and Mr. Bouska the opportunity to purchase 100,000 shares, 30,000 shares and 50,000 shares, respectively, at the offering price of $5.00 per share. The result of these offers is that 1,435,000 shares will be available for sale to Gaiam customers and the public in this offering. Of the shares available for sale, Gaiam and the underwriters intend to allocate at least 80%, or approximately 1,200,000 shares, to Gaiam customers and approximately 20%, or 300,000 shares, to persons who are not Gaiam customers.

If more requests for shares are received than Gaiam is offering, Gaiam and the underwriters intend to prioritize the allocation process so that Gaiam customers will be able to buy at least 50 shares, although it may not be possible to allocate 50 shares to each customer who requests shares. Our customers will receive a 10% discount from the initial public offering price set forth on the cover of this prospectus (a discount of $.50 per share, resulting in a purchase price of $4.50 per share) on the first 200 shares purchased per customer. Gaiam employees may also take advantage of the customer discount. Any shares not sold to customers and employees at the discounted price will be offered by the underwriters to the public at $5.00 per share.

If more requests for shares are received than Gaiam and the underwriters intend to make available to customers, shares will be allocated to customers in three ways. A total of approximately 500,000 shares will be allocated on a first come, first served basis based on the date on which customers' account applications and checks are received by the underwriters. A total of approximately 500,000 shares will be allocated to customers based on the dollar volume of the customer's purchases from Gaiam over the past 12 months, and to customers who are also Gaiam employees, consultants, contractors or family members. Finally, a total of approximately 200,000 shares will be allocated to customers by lottery. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $__ per share from the $5.00 initial public offering price. Any securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $__ per share from the $5.00 initial public offering price.

An electronic final prospectus will be available on Gaiam's website, www.gaiam.com, and the underwriters' websites, www.tucker-anthony.com and www.ahh.com.

Gaiam, its directors, officers and existing shareholders have agreed with the underwriters not to dispose of any of their shares or securities convertible into or exercisable or exchangeable for shares during the period from the date of this prospectus continuing through the date 180 days after the closing of the offering, except with the prior written consent of Tucker Anthony Cleary Gull or in certain limited circumstances. Please see "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

The underwriters have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with this offering, the underwriters may purchase and sell the shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares. Short positions involve the sale by the underwriters of a greater number of shares than they are required to purchase from Gaiam in this offering. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may as a result be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and may, if commenced, be discontinued at any time.

Prior to this offering, there has been no public market for the shares. The initial public offering price will be $5.00 per share. The initial public offering price has been negotiated among Gaiam and the underwriters. In determining the initial public offering price of the shares, Gaiam and the underwriters considered prevailing market conditions, Gaiam's historical performance, estimates of Gaiam's business potential and earnings prospects, an assessment of Gaiam's management and industry, and the consideration of the above factors in relation to market valuations of companies in related businesses.

We will apply to have the shares quoted for trading on the Nasdaq National Market under the symbol "GAIA." We anticipate that the offering will close on approximately October __, 1999, at which point our shares will begin trading on the Nasdaq National Market. There will not a be a when issued market in the shares prior to the closing of the offering.

We have agreed to indemnify the underwriters against or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed on for Gaiam by Bartlit Beck Herman Palenchar & Scott, Denver, Colorado. Certain legal matters will be passed upon for the underwriters by Dorsey & Whitney LLP, Denver, Colorado.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Gaiam, Inc. at December 31, 1998 and 1997, and for the years then ended and the financial statements of Healing Arts Publishing, Inc. at September 14, 1998 (acquisition date) and for the period from January 1, 1998 through September 14, 1998, as set forth in their reports. The consolidated statements of income, stockholders' equity and cash flows of Gaiam, Inc. at December 31, 1996 and for the year then ended have been audited by Wendell T. Walker and Associates, independent auditors as set forth in their report. We've included the financial statements and schedule of Gaiam, Inc. and the financial statements of Healing Arts Publishing, Inc. in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports and Wendell T. Walker and Associates' report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement on Form

S-1, including various exhibits and schedules, under the Securities Act covering the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are intended to set forth the material information regarding these contracts agreements or other documents. These references, however, are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

You may read without charge and copy at prescribed rates all or any portion of Gaiam's registration statement or any reports, statements or other information Gaiam files at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Gaiam's Commission filings, including the registration statement, will also be available to you on the Commission's Internet site (www.sec.gov).

After this offering, we intend to send to its shareholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

                              [Inside Back Cover]

                                   [Pictures]

                                  [Back Cover]

                                   [Pictures]

Until ____, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Gaiam, Inc.

We have audited the accompanying consolidated balance sheets of Gaiam, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gaiam, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


Denver, Colorado
June 4, 1999,
except for Notes 1 and 11, as to
which the date is ________, 1999

The foregoing report is in the form that will be signed upon the effective date of the Company's registration of Class A Common Stock in a registration statement on Form S-1 and the concurrent 2.5 to 1 reverse stock split of the Company's common shares.


                                    /s/ ERNST & YOUNG LLP

Denver, Colorado
July ________, 1999

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Gaiam, Inc.

We have audited the accompanying consolidated statement of income of Gaiam, Inc., and subsidiaries, as of December 31, 1996, and the related statement of stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gaiam, Inc., and subsidiaries, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                      /s/ WENDELL T. WALKER AND ASSOCIATES, P.C.

Boulder, Colorado
September 12, 1997

                                  GAIAM, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                              December 31                       June 30
                                                                      1997                 1998                  1999
                                                               -------------------------------------------------------------
Assets                                                                                                       (Unaudited)
Current assets:
 Cash and cash equivalents                                              $1,611,793          $ 1,409,939          $   856,045
 Securities available-for-sale                                           4,828,125            1,633,905            1,505,000
 Accounts receivable, net of allowance for
  doubtful accounts of $31,000 in 1997
  and $67,915 in 1998                                                      111,424            2,579,927            1,088,054
 Accounts receivable, other                                                109,957               13,995               42,608
 Note receivable                                                           154,391                9,351              100,481
 Inventory, less allowances                                              1,648,083            3,393,712            3,914,887
 Deferred advertising costs                                              1,028,680            1,757,845            1,746,613
 Prepaid assets                                                             76,894               68,367              474,729
 Other current assets                                                            -              215,469              438,697
                                                               -------------------------------------------------------------
Total current assets                                                     9,569,347           11,082,510           10,167,114

Property and equipment, net                                              1,096,888            1,079,694              992,029
Capitalized production costs, net                                                -              672,438              824,607
Video library, net                                                               -            3,543,764            3,422,894
Other assets                                                               108,124              298,106              432,114
                                                               -------------------------------------------------------------
Total assets                                                           $10,774,359          $16,676,512          $15,838,758
                                                               =============================================================

Liabilities and stockholders' equity
Current liabilities:
 Accounts payable                                                       $2,152,739          $ 6,900,492          $ 3,185,557
 Accrued liabilities                                                       473,504            1,456,338            1,194,064
 Accrued royalties                                                               -              804,772              511,928
 Capital lease obligations, current                                         46,693               42,261               25,707
 Margin loan payable                                                     1,359,130              575,288                    -
 Convertible debentures (see Note 4)                                             -              550,000            1,975,000
 Income taxes payable                                                      311,702              242,271              133,672
 Deferred tax liability                                                          -              592,566              606,540
                                                               -------------------------------------------------------------
Total current liabilities                                                4,343,768           11,163,988            7,632,468

Deferred tax liability                                                   1,652,642               59,809                    -
Capital lease obligations, long-term                                        42,275               25,588               14,253
Convertible debentures and other borrowings, related party                       -              273,051                    -
Note payable, related party                                                                                                -
Line of credit                                                                   -                    -            1,650,000

Minority interest                                                                -            1,492,941            1,326,119

Stockholders' equity:
 Class A common stock, $.0001 par value,
  92,965,000 shares authorized, 1,005,000
  and 1,165,000 shares issued and
  outstanding at December 31 1997 and
  1998, respectively                                                           101                  117                  149
 Class B common stock, $.0001 par value,
  7,035,000 shares authorized, issued and
  outstanding at December 31  1997
  and in 1998                                                                  704                  704                  704
 Additional paid-in capital                                                133,833              377,634            1,827,602
 Accumulated other comprehensive income                                  3,161,263              983,126              910,279
 Retained earnings                                                       1,439,773            2,299,554            2,477,184
                                                               -------------------------------------------------------------
Total stockholders' equity                                               4,735,674            3,661,135            5,215,918
                                                               -------------------------------------------------------------
Total liabilities and stockholders' equity                             $10,774,359          $16,676,512          $15,838,758
                                                               =============================================================

                            See accompanying notes.

                                  GAIAM, INC.
                       CONSOLIDATED STATEMENTS OF INCOME



                                                          Years ended                                  Six months
                                                          December 31                                ended June 30
                                           1996             1997              1998               1998              1999
                                      --------------------------------------------------------------------------------------
                                                                                              (Unaudited)       (Unaudited)
Net revenue                              $14,800,993      $19,897,690        $30,738,540        $10,474,976      $17,563,080
Cost of goods sold                         6,762,500        8,462,151         13,173,536          4,414,408        7,074,663
                                      --------------------------------------------------------------------------------------
Gross profit                               8,038,493       11,435,539         17,565,004          6,060,568       10,488,417

Expenses:
 Selling and operating                     9,253,263       10,427,258         14,186,215          5,249,717        8,877,360
 Corporate, general and
  administration                           1,217,436        1,574,770          2,393,946            635,723        1,795,610
                                      --------------------------------------------------------------------------------------
Total expenses                            10,470,699       12,002,028         16,580,161          5,885,440       10,672,970
                                      --------------------------------------------------------------------------------------

Income (loss) from operations             (2,432,206)        (566,489)           984,843            175,128         (184,553)

Other income (expense):
 Realized gain (loss) on sale of
 securities and other, (See Note 6)        3,094,390        1,820,034            696,992            (25,266)         409,688
 Interest expense                           (110,549)        (236,699)          (308,501)           (88,672)        (207,926)
                                      --------------------------------------------------------------------------------------
Other income (expense), net                2,983,841        1,583,335            388,491           (113,938)         201,762
                                      --------------------------------------------------------------------------------------

Income before income taxes and
 minority interest                           551,635        1,016,846          1,373,334             61,190           17,209

Provision for income taxes                   211,935          362,534            251,955             22,437            6,401
Minority interest in net income
 (loss) of consolidated
 subsidiary, net of tax                            -                -            261,598                  -         (166,822)
                                      --------------------------------------------------------------------------------------
Net income                               $   339,700      $   654,312        $   859,781         $   38,753       $  177,630
                                      ======================================================================================

Net income per share:
 Basic                                         $0.04            $0.08              $0.11              $0.00            $0.02
 Diluted                                        0.04             0.08               0.11              $0.00            $0.02
Shares used in computing net income
 per share:
 Basic                                     8,040,000        8,040,000          8,072,877          8,040,000        8,317,822
 Diluted                                   8,040,000        8,040,000          8,118,792          8,040,000        8,564,932


                            See accompanying notes.

                                  GAIAM, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                            Accumulated
                                                                                               Other
                                     Class A               Class B          Additional        Compre-
                                  Common Stock          Common Stock          Paid-in         hensive       Retained
                                 Shares    Amount      Shares    Amount       Capital         Income        Earnings      Total
                              -------------------     -----------------     ----------    --------------   ----------   ----------
Balance at January 1, 1996    1,005,000      $101     7,035,000    $704      $ 133,833    $            -   $  445,761   $  580,399

Comprehensive income:
Net income                            -         -             -       -              -                 -      339,700      339,700
Other comprehensive income
  (loss):
  increase in fair market
  value of securities
  available for sale,
  net of tax of $3,484,875            -         -             -       -              -         6,764,758            -    6,764,758
                                                                                                                        ----------
Total comprehensive income
  (loss)                                                                                                                 7,104,458
                              -------------------     -----------------    -----------    --------------   ----------   ----------
Balance at December 31 1996   1,005,000       101     7,035,000     704        133,833         6,764,758      785,461    7,684,857

Comprehensive income:
Net income                            -         -             -       -              -                 -      654,312      654,312
Other comprehensive income
  (loss)
  Decrease in fair market
  value of securities
  available for sale, net
  of reclassification
  adjustment (see
  Note 1), net of tax of
  $1,628,529                          -         -             -       -              -        (3,603,495)           -   (3,603,495)
                                                                                                                        ----------
Total comprehensive loss                                                                                                (2,949,183)
                              -------------------     -----------------    -----------    --------------   ----------   ----------

Balance at December 31, 1997  1,005,000       101     7,035,000     704        133,833         3,161,263    1,439,773    4,735,674


Issuance of common stock        160,000        16             -       -        574,984                 -            -      575,000


Return of capital to shareholder
through Purchase of Inner
Balance Inc.                          -         -             -       -       (331,183)                -            -     (331,183)

Comprehensive income:
 Net income                           -         -             -       -              -                 -      859,781      859,781
 Other comprehensive income
  (loss):
  Decrease in fair market
   value of securities
   available for  sale, net of
   reclassification adjustment
   (see Note 1), net of tax of
   $618,578                           -         -             -       -              -       (2,178,137)            -   (2,178,137)
                                                                                                                         ----------
Total comprehensive loss                                                                                                 (1,318,356)
                              -------------------     -----------------    -----------    --------------   ----------   -----------

Balance at December 31, 1998  1,165,000       117     7,035,000     704        377,634           983,126    2,299,554    3,661,135

Issuance of common stock        331,429        32              -       -     1,449,968               -            -      1,450,000
 (unaudited)

Comprehensive income:
 Net income (unaudited)               -         -             -       -              -                 -      177,630      177,630
 Other comprehensive income
  (loss):
  Decrease in fair market value
  of securities available
  for sale, net of reclassification
  adjustment (see Note 1),
  net of tax of $ 572,743
  (unaudited)                         -         -             -       -              -          ( 72,847)           -     ( 72,847)
                                                                                                                         ----------
Total comprehensive income
 (unaudited)                                                                                                               104,783
                              -------------------     -----------------    -----------    --------------   ----------   ----------

Balance at June 30, 1999
 (unaudited)                  1,496,429      $149     7,035,000    $704     $1,827,602    $      910,279   $2,477,184   $5,215,918
                              ===================     =================    ===========    ==============   ==========   ==========

                            See accompanying notes.

                                  GAIAM, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                          Years ended                      Six months ended
                                                                          December 31                           June 30
                                                                1996          1997          1998           1998           1999
                                                          ------------------------------------------------------------------------
Operating activities                                                                                   (Unaudited)     (Unaudited)
Net income                                                  $   339,700   $   654,312   $   859,781      $   38,753    $   177,630
Adjustments to reconcile net income to net cash provided
 by (used in) operating activities:
  Depreciation                                                  265,151       241,985       240,431         189,597        152,549
  Amortization                                                    1,062         2,785        85,466               -        120,870
  Interest expense added to principal of margin loan                  -       175,562       116,158          51,106          7,411
  Minority interest in consolidated subsidiary                        -             -       261,598               -       (166,822)
  Provision for doubtful accounts                                     -             -       258,993               -              -
  Realized gains on sale of securities and property and
   equipment                                                 (3,621,047)   (1,902,802)     (691,137)              -       (482,692)
  Deferred tax expense                                           52,493        50,832         9,684               -        (45,835)
  Changes in operating assets and liabilities, net of
   effects from acquisitions:
     Accounts receivable                                         11,633       (62,317)   (1,905,275)         85,457      1,463,260
     Inventory                                                 (672,020)       (4,536)     (591,519)        207,391       (521,175)
     Deferred advertising costs                                (398,058)     (371,840)     (243,630)       (378,429)        11,232
     Capitalized production costs                                     -             -      (212,361)              -       (152,169)
     Prepaid assets                                              46,415       (55,982)        8,527         (36,819)      (406,362)
     Other assets                                                     -         1,839      (266,757)       (406,950)      (357,236)
     Accounts payable                                         1,620,973      (267,316)    2,569,358        (190,802)    (3,714,935)
     Accrued liabilities                                        (85,634)     (133,528)      329,672         (84,717)      (579,287)
     Income taxes payable                                      (261,762)      390,521       (69,784)       (289,663)      (108,599)
                                                          ------------------------------------------------------------------------
Net cash provided by (used in) operating activities          (2,701,094)   (1,280,485)      759,205        (815,076)    (4,602,160)

Investing activities
Purchase of property, equipment and other assets             (2,829,179)     (157,987)     (134,378)       (143,251)       (64,884)
Proceeds from the sale of property and equipment                      -     1,440,409        32,090          32,090              -
Proceeds from the sale of securities available-for-sale       3,800,000     1,931,250       477,500                        538,750
Payments for acquisitions, net of cash acquired                       -             -    (1,656,611)              -              -
Payments (borrowings) on notes receivable                      (232,066)      361,259       145,040          (2,095)       (91,130)
                                                          ------------------------------------------------------------------------
Net cash provided by (used in) investing activities             738,755     3,574,931    (1,136,359)       (113,256)       382,736

Financing activities
Principal payments on capital leases                                  -       (40,989)      (49,699)        (30,130)       (27,889)
Proceeds from sale of stock                                           -             -       575,000               -      1,450,000
Proceeds from convertible debt                                        -             -       549,999               -      1,151,949
Net proceeds from (payments on) borrowings, net               1,923,681    (1,021,875)     (900,000)              -      1,091,470
                                                          ------------------------------------------------------------------------
Net cash provided by (used in)  financing activities          1,923,681    (1,062,864)      175,300         (30,130)     3,665,530
                                                          ------------------------------------------------------------------------

Net change in cash and cash equivalents                         (38,658)    1,231,582      (201,854)       (958,462)      (553,894)
Cash and cash equivalents at beginning of year                  418,869       380,211     1,611,793       1,611,793      1,409,939
                                                          ------------------------------------------------------------------------
Cash and cash equivalents at end of year                    $   380,211   $ 1,611,793   $ 1,409,939      $  653,331        856,045
                                                          ========================================================================

Supplemental cash flow information
Interest paid                                               $   128,282   $   237,147   $   126,025           3,740        166,824
Income taxes paid                                               238,654                     312,100         312,100        115,000
Note receivable in connection with the sale of property
 and equipment                                                        -       154,391             -               -              -

                            See accompanying notes

                                  GAIAM, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to December 31, 1998 is unaudited.)


1. Summary of Significant Accounting Policies

Organization

Gaiam, Inc. (the "Company") was incorporated under the laws of the State of Colorado on July 7, 1988. The Company's primary business is providing information, goods, and services to customers who value the environment, a sustainable economy and healthy lifestyles.

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its subsidiaries and partnerships in which ownership is 50% or greater and considered to be under the control of the Company. All material intercompany accounts and transaction balances have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents includes demand deposit accounts with financial institutions and all highly liquid investments with an original maturity of three months or less.

Securities Available-for-Sale


Securities available-for-sale consist of equity securities and are stated at market value. All unrealized gains or losses, net of tax, are recorded as a separate component of stockholders' equity.

Provision for Doubtful Accounts

The Company records a provision for doubtful accounts for all receivables not expected to be collected.

Interim Financial Statements

The consolidated results as of June 30, 1999, and for the six months ended June 30, 1998 and 1999 are unaudited, but included all adjustments (consisting only of normal recurring accruals) that the Company considers necessary for a fair presentation of its financial position as of such date and results of operations and cash flows for such period. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of results for a full year.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


1. Summary of Significant Accounting Policies (continued)

Earnings Per Share

In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (Statement No. 128). Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and conform to the Statement No. 128 requirements.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                               June 30,    June 30,
                                             1996        1997        1998        1998        1999
                                          --------------------------------------------------------------
Numerator for basic earnings per share    $  339,700  $  654,312  $  859,781  $   38,753  $  177,630

Effect of Dilutive Securities:
 8% convertible debentures                         -           -      19,234           -      24,245
                                          --------------------------------------------------------------

Numerator for diluted earnings per share  $  339,700  $  654,312  $  879,015  $   38,753  $  201,875
                                          ==============================================================

Denominator:
 Weighted average shares for basic
  earnings per share                       8,040,000   8,040,000   8,072,877   8,040,000   8,317,822

Effect of Dilutive Securities:
 Convertible debentures                            -           -      41,153           -     247,110
 Stock warrants                                    -           -       4,762           -           -
                                          --------------------------------------------------------------

Denominators for diluted earnings per
 share--adjusted weighted average
 shares and assumed conversion             8,040,000   8,040,000   8,118,792   8,040,000   8,564,932
                                          ==============================================================

Net income per share--basic               $     0.04  $     0.08  $     0.11  $     0.00  $     0.02
Net income per share--diluted             $     0.04  $     0.08  $     0.11  $     0.00  $     0.02

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


1. Summary of Significant Accounting Policies (continued)

In 1998, basic earnings per share data was computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share was adjusted for the assumed conversion of all potentially dilutive securities including warrants to purchase common stock. In 1997 and 1996, the computations do not reflect the warrants as there is no dilutive effect.

Inventory

Inventory, consisting of finished goods, net of valuation allowances of $79,016 and $198,744 at December 31, 1997 and 1998, is stated at the lower of cost (first-in, first-out method) or market.

Depreciation and Amortization

Depreciation of property and equipment, including amortization recorded under capital leases, is computed on the straight-line method over estimated useful lives of five to seven years for furniture and equipment and ten years for leasehold improvements.

Capitalized Production Costs

Capitalized production costs include costs incurred to produce instructional videos marketed by the Company to retail and direct-mail customers. These costs are deferred for financial reporting purposes until the videos are released, then amortized over succeeding periods on the basis of estimated sales. Historical sales statistics are the principal factor used in estimating the amortization rate. Accumulated amortization at December 31, 1998 was $927,331.

Long-Lived Assets

The carrying values of intangible and other long-lived assets are reviewed quarterly to determine if any impairment indicators are present. If it is determined that such indicators are present and the review indicates that the assets will not be recoverable, based on undiscounted estimated cash flows over the remaining amortization and depreciation period, their carrying values are reduced to estimated fair market value. Impairment indicators include, among other conditions, cash flow deficits, an historic or anticipated decline in revenue or operating profit, adverse legal or regulatory developments, accumulation of costs significantly in excess of amounts originally expected to acquire the asset and a material decrease in the fair value of some or all of the assets. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)



1. Summary of Significant Accounting Policies (continued)

Deferred Advertising Costs

Deferred costs primarily relate to preparation, printing and distribution of catalogs. Such costs are deferred for financial reporting purposes until the catalogs are distributed, then amortized over succeeding periods (not to exceed seven months) on the basis of estimated sales. Historical sales statistics are the principal factor used in estimating the amortization rate. Other advertising and promotional costs are expensed as incurred. Advertising costs incurred were $3,019,320, $4,866,223 and $7,121,648 for the years ended December 31, 1996, 1997, and 1998, respectively.

Accrued Royalties

The Company has various royalty agreements with instructors and artists requiring royalty payments of specified product sales based upon unit sales. Payments are made quarterly and semi-annually. Royalty expense under these agreements totaled $ 842,761 in 1998.

Revenues

The Company recognizes revenue at the time merchandise is shipped to the customer. Amounts billed to customers for postage and handling charges, which approximate $1.2 million for 1996, $1.7 million for 1997 and $2.2 million for 1998, are recognized as revenue at the time that the revenues on the product shipments are recognized. The company provides a reserve for expected future returns at the time the sale is recorded based upon historical experience.

The Company's sales are attributable mainly to sales within the U.S., with a very small percentage, less than 1% of sales, to international customers. No customer represented more than 10% of sales for either the years ended December 31, 1996, 1997 and 1998. The Company generally does not require collateral.

Realized gain on sale of securities and other for the year ended December 31, 1996 includes $782,053 of expenses relating to the May 1995 acquisition of the catalog sales division of Seventh Generation. The terms of the acquisition required the Company to enter into a licensing agreement for the use of the Seventh Generation name, an operating agreement and a supply agreement. The supply agreement required the Company to purchase a specified dollar amount of products at a specified markup. The Company also incurred costs related to the abandonment of acquired equipment and facilities and relocation expenses for warehouse and office operations.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, securities available-for-sale, accounts receivable, payables and debt obligations. The carrying values of these financial instruments as reported in the accompanying balance sheets are assumed to approximate their fair value.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)



1. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company provides for income taxes pursuant to the liability method as prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations.

Reclassifications

Certain reclassifications have been made to the December 31, 1996 financial statements to conform to the December 31, 1997 and 1998 financial statement presentation. Such reclassifications have had no effect on net income previously reported.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Actual results could differ from those estimates.

Reporting Comprehensive Income

During 1998, the Company adopted the Financial Accounting Standards Board ("FASB") issued Statement No. 130, Reporting on Comprehensive Income ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements.

During 1998, the Company adopted Statement of Financial Accounting Standard No. 131, Disclosures About Segments of an Enterprise and Related Information, ("Statement No. 131") which requires reporting of summarized financial results for operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. The Company evaluates performance based on two different operating segments: direct-to-customer and business-to-business operations. For 1996 and 1997, direct-to-customer operations was the only significant operating segment.

The reclassification adjustment for gains and losses included in net income for 1997, net of tax of $1,628,529 include unrealized losses of $5,507,737 and realized gains of $1,904,242. The reclassification adjustment for gains included in net income for 1998, net of tax of $618,578 include unrealized losses of $2,655,637 and realized gains of $477,500. The reclassification adjustment for gains and losses included in net income for the six months ended June 30, 1999, net of tax of $572,743 include unrealized gains of $239,257 and realized gains of $312,104.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)



2. Property and Equipment

At December 31, 1997 and 1998, property and equipment, stated at cost, consists of the following:

                                                                   December 31
                                                             1997               1998
                                                     -------------------------------------
Furniture and equipment                                      $  424,196         $  614,804
Leasehold improvements                                          270,937            288,324
Computer equipment                                              754,000            965,449
Warehouse equipment                                             210,026            210,033
                                                     -------------------------------------
                                                              1,659,159          2,078,610
Accumulated depreciation and
 amortization                                                  (562,271)          (998,916)
                                                     -------------------------------------
                                                             $1,096,888         $1,079,694
                                                     =====================================

3. Margin Loan Payable

The Company has a margin loan agreement with a brokerage firm that is due on demand. The Company has pledged 265,000 shares of its securities available-for-sale (see Note 6) as collateral for the loan. The interest rate charged on the loan varies depending on market rates and was 7.0% at December 31, 1998. Interest incurred on the balance of the loan is added to the outstanding balance payable.

4. Convertible Debentures

As of December 31, 1998, the Company had $823,051 issued in 8% convertible debentures to three individuals. Of the total outstanding, $323,051 was issued to two officers of the Company, the President and the Chief Executive Officer of the Company. The debentures are payable on the earlier of September 30, 1999 or the closing of an initial public offering. The debentures are automatically converted to shares of Class A common stock at the initial public offering per share price. The debenture payable to the Chief Executive Officer of the Company is due December 31, 2000. The debenture is convertible, at the option of the officer, upon the closing of the initial public offering by the Company, into shares of common stock at the initial public offering per share price.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


5. Leases

At December 31, 1997 and 1998, the Company's property held under capital leases consisted of the following, which is included in property and equipment:

                                                                  December 31
                                                            1997               1998
                                                     ---------------------------------
     Warehouse equipment                                   $ 40,229           $ 40,229
     Computer equipment                                     130,822            130,822
                                                     ---------------------------------
                                                            171,051            171,051
     Accumulated amortization                               (47,867)           (79,777)
                                                     ---------------------------------
                                                           $123,184           $ 91,274
                                                     =================================

The Company leases equipment and office, retail, and warehouse space through capital and operating leases. The following schedule represents the annual future minimum payments, as of December 31, 1998:

                                                               Capital        Operating
                                                          ------------------------------
1999                                                           $ 46,012       $  621,601
2000                                                             22,680          419,038
2001                                                              4,212          142,566
2002                                                                  -            3,540
                                                          ------------------------------
Total minimum lease payments                                     72,904       $1,186,745
                                                                          ==============
Less portion related to interest                                 (5,055)
                                                          -------------
Present value of future minimum lease payments                   67,849
Less current portion                                            (42,261)
                                                          -------------
                                                               $ 25,588
                                                          =============

The Company incurred rent expense of $652,974, $508,590 and $646,886 for the years ended December 31, 1996, 1997, and 1998, respectively.

6. Securities Available-for-Sale

Securities available-for-sale consist of 315,000 shares of common stock from one issuer. At December 31, 1998 the cost and fair value of the securities were $32,200 and $1,633,905, respectively. At December 31, 1997, the cost and fair value of the securities were $38,333 and $4,828,125, respectively. The fair market value of the shares was determined by using the closing NASDAQ price of the common stock at December 31, 1998 and 1997.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


6. Securities Available-for-Sale (continued)


During 1996, the Company sold 100,000 shares at a market value of $3,800,000 to a non-related party, and recognized a gain of $3,784,667 on the sale. During 1997, the Company sold 150,000 shares at a market value of $1,932,000 to a related party and recognized a gain of $1,804,242 on the sale. During 1998, the Company sold 60,000 shares at a market value of $703,125 to a related party, and recognized a gain of $696,992 on the sale.

7. Income Taxes

The provision for income taxes is comprised of the following:

                                                                    December 31
                                                     1996              1997              1998
                                             --------------------------------------------------
Current:
 Federal                                           $139,308          $269,919          $197,142
 State                                               20,134            41,783            45,129
                                             --------------------------------------------------
                                                    159,442           311,702           242,271

Deferred:
 Federal                                             45,456            34,420            25,852
 State                                                7,037            16,412           (16,168)
                                             --------------------------------------------------
                                                     52,493            50,832             9,684
                                             --------------------------------------------------
Total                                              $211,935          $362,534          $251,955
                                             ==================================================

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


7. Income Taxes (continued)

Variations from the federal statutory rate are as follows:

                                                                    December 31
                                                     1996              1997                1998
                                              ----------------------------------------------------
Expected federal income tax expense at
 statutory rate of 34%                              $187,556          $345,728           $ 466,934
Effect of legal judgment - permanent
 difference                                                -                 -            (251,609)

Effect of other permanent differences                  2,172           (16,983)             20,276
State income tax expense, net of federal
 benefit                                              22,207            33,789              16,354
                                              ----------------------------------------------------
Income tax expense                                  $211,935          $362,534           $ 251,955
                                              ====================================================

The legal judgment was a liability acquired in the purchase of a 67% interest in Healing Arts Publishing. This $740,000 liability paid by the Company in 1998 resulted in a permanent tax benefit.

Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net accumulated deferred income tax liability as of December 31, 1998 and 1997 are as follows:

                                                         December 31
                                                       1997               1998
                                              ----------------------------------
Deferred tax assets:
 Reserve for bad debts                               $ 13,428          $  26,012

Deferred tax liabilities:
 Securities available-for-sale                     (1,628,529)          (618,578)
 Amortization                                          (1,956)            (2,435)
 Depreciation                                         (35,585)           (57,374)
                                              ----------------------------------
                                                   (1,666,070)          (678,387)
                                              ----------------------------------
 Deferred tax liability, net                       (1,652,642)         $(652,375)
                                              ==================================

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


8. Stockholders' Equity

The Company had warrant certificates outstanding that entitled the holder to five warrants to purchase 40,000 shares of common stock at $1.25 per share. The warrants were held by the Company's President and were exercised in December 1998 for $50,000

The Company had warrant certificates outstanding during the year and at December 31, 1998 that entitled the holder to purchase 24,000 shares of Class A common stock at $.50 per share. The warrants are exercisable in a two year period beginning January 20, 2002 and ending January 9, 2004.

During 1998, the Company's shareholders voted to increase the authorized shares of stock, create two classes of common stock and split the existing outstanding shares on a 20,000-to-1 basis. These changes have been reflected retroactively in the Company's consolidated financial statements. The Class B common stock is owned entirely by the Company's founder and Chief Executive Officer and is restricted as to its sale or transfer. Each share of Class A common stock is entitled to one vote, while each share of Class B common stock is entitled to 10 votes.


9. Business Acquisitions

On September 14, 1998, the Company contributed $1.7 million in exchange for a 67% membership in a newly formed entity, Healing Arts Publishing, LLC ("LLC"). Healing Arts Publishing, Inc., which produced and distributed exercise and relaxation videos and sold environmentally oriented products through its mail order catalogs and through direct sales to third-party retailers, contributed the majority of its assets and certain liabilities in exchange for a 33% membership interest. The Company contributed an additional $700,000 to LLC during the first quarter of 1999, once certain contractual obligations were met, and compensated the LLC's President $100,000 for its non-compete agreement with LLC. This transaction was accounted for by using the purchase method and the results from operations for the LLC for the period from the acquisition through December 31, 1998 are included in the consolidated financial statements of the Company. As part of the purchase, in addition to tangible assets, the Company acquired a video library which is being amortized using the straight line method over a period of 15 years.

On October 1, 1998, the Company acquired all of the stock and net assets of InnerBalance Health, Inc. from a related party who is the founder and Chief Executive Officer of the Company. The acquired entity provides similar services as the Company. As these were companies under common control, the Company accounted for the purchase using historical cost. Therefore, the excess of the purchase price of $523,677 over the value of net assets was accounted for as a return of capital to the primary shareholder. The payment was made partially through a transfer of stock and a subordinated debenture with the related party. Results of operations for the InnerBalance Health entity for the period from the acquisition date through December 31, 1998 are included in the consolidated financial statements of the Company.

The following represents the unaudited pro forma results of operations as if the above noted acquisitions had occurred as of January 1, 1998 and at the beginning of the immediately preceding period:

                                                            Years ended December 31
                                                            1997               1998
                                                     -----------------------------------
                                                                (Unaudited)
Revenues                                                  $27,222,601        $38,063,794
Net income                                                    625,257             34,128
Net income per common share                                      0.08               0.00

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)


9.   Business Acquisitions (continued)

The December 31, 1997 pro forma results exclude a $975,000 unusual legal settlement that occurred during 1997.

10.  Related Party Transactions

In 1997, the Company entered into separate fulfillment agreements with InnerBalance Health (which was acquired by the Company during 1998, see Note 9) and Explorations Video Catalog, Inc. (related parties under common ownership with the owner and Chief Executive Officer of the Company) whereby the Company provides customer sales, service, warehousing and distribution services. The agreements are for a two-year period but may be terminated by either party with 30 days notice. During 1998, the Company billed a total of $372,039, consisting of $272,637 to Explorations Video Catalog, Inc. and $99,402 to InnerBalance Health.

11.  Subsequent Events

The Company entered into a revolving line of credit agreement with a financial institution in January 1999 in the amount of $1 million. The Company's accounts receivable and finished goods inventory are collateral for the line of credit.

In June 1999, the Company completed a private placement whereby 331,428 shares of Class A common stock were issued at $4.375 per share. Additionally, $1,275,000 convertible debentures with stated interest rate of 8% were issued. These debentures are convertible automatically upon the closing of the initial public offering into Class A common stock at the initial public offering per share price.

In connection with the purchase of Healing Arts Publishing, the Company entered into a royalty agreement with an actor to produce a series of videos. The agreement was entered into during January 1999. The Company has agreed to pay a minimum royalty of $225,000 to the individual for his services in relation to the video production, and in exchange for marketing activities that he may participate in. The royalty agreement also requires the Company to pay certain amounts above and beyond the minimum once video sales exceed a certain level.

In June 1999, the Company adopted an employee stock option plan (the "Plan") that will serve as a long-term incentive plan for individuals who contribute significantly to the strategic and long-term incentive performance objectives and growth of the Company. Under the Plan, the Company may issue an aggregate of not more than 1,600,000 common shares to eligible individuals.

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)

11.  Subsequent Events (continued)

In ________ 1999, the Company amended the convertible debentures issued to all subscribers to remove the automatic conversion of the securities.

On _________, 1999, the Company's Board approved a reverse stock split of 2.5 to 1.

12.  Segment Information

The Company has two business segments: Direct to Consumers and Direct to Businesses; both of which sell products, services and information produced and/or purchased from other suppliers and shipped directly to either the end user or reseller. Although the customer bases do not overlap to any extent, the purchase and delivery processes overlap in some areas. The Company does not accumulate the balance sheet by segment for purposes of management review.

Each of the two segments qualifies as such because each is more than 10% of the combined revenue. Contribution margin is defined as net sales, less cost of goods sold and direct expenses. Financial information for the Company's business segments was as follows:



                                              Year Ended December 31,             Six months ended June 30,
                                              1997                 1998            1998              1999
                                           -----------------------------------------------------------------
Net revenue:
 Direct to consumer                         $19,897,690       $26,897,236      $10,474,976       $13,771,675
 Direct to business                                   -         3,841,304                -         3,791,405

  Consolidated net revenue                   19,897,690        30,738,540       10,474,976        17,563,080

Contribution margin:
 Direct to consumer                            (566,490)          128,691          175,128          (448,539)
 Direct to business                                   -           856,152                -           263,986
                                           -----------------------------------------------------------------

  Consolidated contribution margin          $  (566,490)      $   984,843      $   175,128       $  (184,553)

                                  GAIAM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
          (Information subsequent to December 31, 1998 is unaudited.)




                                               Year Ended December 31,         Six months ended June 30,
                                                 1997          1998              1998             1999
                                             ----------------------------------------------------------
Reconciliation of Contribution
margin to net income:

Other income                                   1,583,336         388,491       (113,938)       201,762

Income tax expense                               362,534         251,955         22,437          6,401

Minority interest expense                              -         261,598              -       (166,822)
                                             -----------------------------------------------------------

Net income                                    $  654,312        $859,781      $   38,753     $  177,630
                                             ===========================================================

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Healing Arts Publishing, Inc.

We have audited the accompanying balance sheet of Healing Arts Publishing, Inc. as of September 14, 1998 (acquisition date), and the related statements of operations, stockholders' deficit and cash flows for the period from January 1, 1998 through September 14, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Healing Arts Publishing, Inc. at September 14, 1998, and the results of its operations and its cash flows for the period from January 1, 1998 through September 14, 1998 in conformity with generally accepted accounting principles.


Denver, Colorado
June 25, 1999

                         HEALING ARTS PUBLISHING, INC.
                                 BALANCE SHEET

                              September 14, 1998


Assets
Current assets:
     Accounts receivable, net of allowance for doubtful
      accounts of $126,580                                              $   706,420
     Inventory, net                                                         836,571
     Deferred advertising costs                                             274,106
     Prepaid and other current assets                                        99,444
                                                                        -----------
Total current assets                                                      1,916,541

Property and equipment, net                                                 126,173
Capitalized production costs, net                                           460,077

Other assets                                                                 59,879
                                                                        -----------
Total assets                                                            $ 2,562,670
                                                                        ===========

Liabilities and stockholders' deficit
Current liabilities:
     Accounts payable                                                   $ 1,707,983
     Accrued liabilities                                                    892,281
     Notes payable and other                                              1,824,644
                                                                        -----------
Total current liabilities                                                 4,424,908

Capital lease obligations, long-term                                         12,949
                                                                        -----------
Total liabilities                                                         4,437,857

Stockholders' deficit:
     Common stock, no par value, 10,000 shares
      authorized, 100 shares issued                                              10
     Accumulated deficit                                                 (1,875,197)
                                                                        -----------
Total stockholders' deficit                                              (1,875,187)
                                                                        -----------
Total liabilities and stockholders' deficit                             $ 2,562,670
                                                                        ===========


                            See accompanying notes.

                         HEALING ARTS PUBLISHING, INC.
                            STATEMENT OF OPERATIONS

        For the period from January 1, 1998 through September 14, 1998


Net revenue                                        $5,990,059
Cost of goods sold                                  2,678,344
                                                   ----------
Gross profit                                        3,311,715

Expenses:
 Selling and operating                              2,999,499
 Corporate, general and administrative                736,867
                                                   ----------
Total expenses                                      3,736,366
                                                   ----------

Loss from operations                                 (424,651)

Interest expense and other                            (61,160)
                                                   ----------
Net loss                                           $ (485,811)
                                                   ==========

                            See accompanying notes.

                         HEALING ARTS PUBLISHING, INC.
                      STATEMENT OF STOCKHOLDERS' DEFICIT

      For the period from January 1, 1998 through September 14, 1998


                                        Common     Accumulated
                                         Stock       Deficit          Total
                                       --------    -----------     ------------
Balance at December 31, 1997                $10    $(1,191,696)    $(1,191,686)
Distributions paid to stockholder             -       (197,690)       (197,690)
Net loss                                      -       (485,811)       (485,811)
                                       --------    -----------     -----------
Balance at September 14, 1998               $10    $(1,875,197)    $(1,875,187)
                                       ========    ===========     ===========

                            See accompanying notes.

                         HEALING ARTS PUBLISHING, INC.
                            STATEMENT OF CASH FLOWS

        For the period from January 1, 1998 through September 14, 1998


Operating activities
Net loss                                                            $ (485,811)
Adjustments to reconcile net loss to net cash
 used by operating activities:
  Depreciation                                                          35,236
  Changes in operating assets and liabilities:
   Accounts receivable                                                 431,682
   Inventory                                                           125,131
   Deferred advertising costs                                         (117,370)
   Prepaid assets                                                      (25,832)
   Capitalized production costs                                        (61,340)
   Other assets                                                        (25,269)
   Accounts payable                                                   (340,825)
   Accrued liabilities                                                (476,727)
                                                                    ----------
Net cash used by operating activities                                 (941,125)

Investing activities
Purchase of property and equipment                                     (26,101)
                                                                    ----------
Net cash used by investing activities                                  (26,101)

Financing activities
Principal payments on capital leases                                   (14,487)
Principal payments on notes payable                                   (529,610)
Proceeds from notes payable                                          1,709,013
Distributions to stockholder                                          (197,690)
                                                                    ----------
Net cash provided by financing activities                              967,226
                                                                    ----------

Net change in cash and cash equivalents                                      -
Cash and cash equivalents at January 1, 1998                                 -
                                                                    ----------
Cash and cash equivalents at September 14, 1998                     $        -
                                                                    ==========

                            See accompanying notes.

                         HEALING ARTS PUBLISHING, INC.
                         NOTES TO FINANCIAL STATEMENTS

                              September 14, 1998


1.   Summary of Significant Accounting Policies

Organization

Healing Arts Publishing, Inc. (the "Company") produces and distributes informational videos and sells environmentally oriented products through mail order catalogs and direct sales. The Company was organized in January 1992.

Effective September 14, 1998 (acquisition date), the Company contributed the majority of its assets and certain liabilities to a newly formed entity, Healing Arts Publishing, LLC ("LLC") for a 33% membership interest. Concurrently, Gaiam Inc., a Colorado-based provider of services and products to customers who value the environment, a sustainable economy and healthy lifestyles, contributed $1.7 million in exchange for a 67% membership interest in LLC. Gaiam contributed an additional $700,000 to LLC during the first quarter of 1999, once certain contractual obligations were met, and compensated the Company's President $100,000 for its non-compete agreement with LLC.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventory

Inventory, consisting of finished goods, net of valuation allowances of $29,000 is stated at the lower of cost (first-in, first-out method) or market.

Depreciation and Amortization

Depreciation of property and equipment, including amortization recorded under capital leases, is computed on the straight-line method over estimated useful lives of approximately five to seven years.

                         HEALING ARTS PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS (continued)


1.   Summary of Significant Accounting Policies (continued)

Deferred Advertising Costs

Deferred costs primarily relate to preparation, printing and distribution of catalogs. Such costs are deferred for financial reporting purposes until the catalogs are distributed, then amortized over succeeding periods (not to exceed seven months) on the basis of estimated sales. Historical sales statistics are the principal factor used in estimating the amortization rate. Other advertising and promotional costs are expensed as incurred. Advertising costs incurred were $493,992 for the period ended September 14, 1998.

Capitalized Production Costs

Capitalized production costs relate to the preparation, filming and copying of exercise videos produced by the Company. Such costs are deferred for financial reporting purposes until the videos are distributed, then amortized over succeeding periods on the basis of estimated sales. Historical sales statistics are the principal factor used in estimating the amortization rate. Video production costs incurred were $105,824 for the period ended September 14, 1998.

Revenues

The Company recognizes revenue at the time merchandise is shipped to the customer. Amounts billed to customers for postage and handling charges which approximate $214,000 are recognized as revenue at the time that the revenues on the product shipments are recognized. The Company provides a reserve for expected future returns at the time the sale is recorded based upon historical experience.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Actual results could differ from those estimates.

                         HEALING ARTS PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS (continued)


1.   Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk

The Company's accounts receivable are derived from revenue earned from customers located in the U.S. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. During the period from January 1, 1998 through September 14, 1998, the Company's three largest trade customers comprised approximately 28% of the accounts receivable balance.

2.   Property and Equipment

At September 14, 1998, property and equipment, stated at cost, consists of the following:

     Furniture and equipment                 $ 224,482
     Computer equipment                         96,689
                                             ---------
                                               321,171
     Accumulated depreciation                 (194,998)
                                             ---------
                                             $ 126,173
                                             =========

3.   Notes Payable

In conjunction with the purchase agreement signed between the Company and Gaiam, Inc., Gaiam, Inc. advanced to the Company, $1.7 million in the form of two promissory notes for $640,000 and $490,000, respectively, and assumed a line of credit agreement between the Company and Wells Fargo Bank, N.A., the outstanding amount of which was approximately $560,000. Interest on this advance is stated at 3.5% above prime rate or 12% at September 14, 1998. Under the terms of the purchase agreement, this advance, exclusive of the accrued interest, will be canceled and contributed to the limited liability company owned jointly by the Company and Gaiam, Inc. upon final closing of the purchase.

At September 14, 1998, the Company had a $100,000 note payable with a vendor, Goldhil Home Media. Principal and interest of $5,000 was paid in full on October 15, 1998.

                         HEALING ARTS PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS (continued)


4.   Leases

As of September 14, 1998, the Company's principal operating lease commitments are for equipment, office and warehouse space. The Company's future minimum lease payments under noncancelable operating lease agreements are as follows:

          1998                               $ 86,704
          1999                                 11,551
          2000                                  3,540
          2001                                    885
                                             --------
                                             $102,680
                                             ========

The Company incurred rent expense of $109,843 for the period ended September 14, 1998.

5.   Income Taxes

The Company is a Subchapter S corporation under the Internal Revenue Code, and, accordingly, is not taxed as a separate entity. The Company's taxable income or loss is allocated to each stockholder and recognized as taxable income or loss on their individual tax returns.

6.   Contingencies

The Company is involved in legal actions in the normal course of business, some of which may seek substantial monetary damages, including claims for punitive damages which may not be covered by insurance. After review, including consultation with legal counsel, management believes the ultimate liability in excess of any amounts accrued which could arise from these actions would not materially affect the Company's financial position or results of operations.

                                  GAIAM, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
                                  OPERATIONS


The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 is derived from the historical consolidated statements of operations of Gaiam, Inc. and Healing Arts Publishing, Inc. and InnerBalance Health, Inc. (the "Acquisitions"), adjusted to give effect to the Mergers using the purchase method of accounting for business combinations.


The unaudited pro forma consolidated statement of operations for the twelve months ended December 31, 1998 assumes that the Acquisitions occurred as of January 1, 1998.


The pro forma consolidated statement of operations is provided for illustrative purposes only and should be read in conjunction with the accompanying notes thereto, and the audited consolidated financial statements and notes thereto of Gaiam, Inc. as of and for the year ended December 31, 1998 and the audited financial statements and the notes thereto of Healing Arts Publishing, Inc. as of and for the period from January 1, 1998 through September 14, 1998. The pro forma data is not necessarily indicative of the operating results or financial position that would have been achieved had the Acquisitions been consummated at the dates indicated, nor is it necessarily indicative of future operating results and financial condition.

                                  GAIAM, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
                                  OPERATIONS


                         Year ended December 31, 1998

                                                    Healing Arts         InnerBalance                             Total
                                     Gaiam, Inc.   Publishing, Inc. (c)   Health, Inc. (d)      Adjustments     Pro Forma
                                   --------------------------------------------------------------------------------------
Net revenue                          $30,738,540      $5,990,059         $1,339,947              (5,738)(b)    $38,062,808

Cost of goods sold                    13,173,536       2,678,344            569,645              (2,525)(b)     16,419,000

                                   --------------------------------------------------------------------------------------
Gross profit                          17,565,004       3,311,715            770,302              (3,213)        21,643,808

Expenses:
 Selling and operating                14,186,215       2,999,499          1,017,415             168,871 (a)     18,372,000

 Corporate, general and
  administration                       2,393,946         736,867                  -                   -          3,130,814
                                   ---------------------------------------------------------------------------------------

Total expenses                        16,580,161       3,736,366          1,017,415             168,871         21,502,814
                                   ---------------------------------------------------------------------------------------

Income (loss) from operations            984,843        (424,651)          (247,113)           (172,084)           140,994

Other income (expense):
 Realized gain on sale of
  securities and other                   696,992               -                  -                   -            696,992

 Interest expense                       (308,501)        (61,160)           (17,312)                              (386,974)
                                   ---------------------------------------------------------------------------------------
Total other income (expense)             388,491         (61,160)           (17,312)                  -            310,018
                                   ---------------------------------------------------------------------------------------

Income (loss) before taxes and
 minority interest                     1,373,334        (485,811)          (264,425)           (172,084)           451,012

Provision for income taxes               251,955               -                  -                   -            251,955

Minority interest in net income of
 consolidated subsidiary, net of
 tax                                    (261,598)              -                  -              93,456 (e)       (168,142)
                                   ---------------------------------------------------------------------------------------

Net income (loss)                    $   859,781      $ (485,811)        $ (264,425)  $         (78,628)       $    30,915
                                   =======================================================================================

Net income:
  Basic                              $      0.11                                                               $      0.00
  Diluted                                   0.11                                                               $      0.00

Shares used in computing net
 income per share:
    Basic                              8,072,877                                                                 8,072,877
    Diluted                            8,263,677                                                                 8,263,677

                            See accompanying notes.

                                  GAIAM, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
                                  OPERATIONS


Notes to Unaudited Pro Forma consolidated Statement of Operations:

(a) The statement of operations has been adjusted to reflect the additional amortization of the video library had the Company acquired Healing Arts Publishing, Inc. on January 1, 1998.

        Intangible Asset                            $3,576,100
        Amortization Life                             15 years
        Additional Period                           8.5 months
                                                    ----------
        Adjustment                                  $  168,871
                                                    ==========


(b) The statement of operations has been adjusted to reflect the effect of intercompany sales and cost of goods sold between Healing Arts Publishing, Inc. and Gaiam, Inc. for the nine months prior to the merger.

(c) Represents the results of operations of Healing Arts Publishing, Inc. from January 1, 1998 through September 14, 1998.

(d) Represents the results of operations of Inner Balance Health from January 1, 1998 through September 30, 1998. The Company accounted for the acquisition of Inner Balance Health at historical cost as the acquisition was considered a transfer of interest under common control.

(e) Represents the adjustment to minority interest to reflect ownership of Healing Arts Publishing, Inc. for the entire year.

                             [Inside Back cover]

                                  [Pictures]

                                 [Back cover]

                                  [Pictures]




Until ____, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

The registrant's expenses in connection with the offering described in this registration statement are set forth below. All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the listing fee are estimated.

Securities and Exchange Commission registration fee....................................          $ 3,197
NASD filing fee........................................................................            5,000
NASDAQ National Market listing fee.....................................................           48,750
Printing and engraving expenses. ......................................................
Accounting fees and expenses...........................................................
Legal fees and expenses................................................................
Blue Sky fees and expenses (including legal fees)......................................
Transfer agent's and registrar fees and expenses.......................................
Miscellaneous..........................................................................          700,000
                                                                                                ___________
Total..................................................................................
                                                                                                ===========

Item 14. Indemnification of Directors and Officers.

Colorado law provides for indemnification of directors, officers and other employees in certain circumstances (C.R.S. (S) 7-108-102 (1994)) and for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances (C.R.S. (S) 7-108-402 (1994)). The Amended and Restated Articles of Incorporation of Gaiam eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of Gaiam to the fullest extent permitted by the Colorado Business Corporation Act. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of the lawsuit or proceeding.

Gaiam intends to obtain directors and officers insurance providing insurance indemnifying certain of Gaiam's directors, officers and employees for certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

The following table summarizes securities issued or sold by Gaiam within the past three years that were not sold pursuant to registered offerings:


-----------------------------------------------------------------------------------------------------------
Date                Purchaser      Number of    Debentures/  Warrants/    Consideration      Exemption(s)
                                   Shares of       Notes      Options                          Claimed*
                                    Class A
                                  Common Stock
-----------------------------------------------------------------------------------------------------------
                                                                                           privately
September30,     James                 120,000     $500,000         --         $1,025,000  negotiated sale
 1998            Argyopoulos/                                                              under Section
                 Argyopoulos                                                               4(2) of the
                 Investor G.P.                                                             Securities Act.

-----------------------------------------------------------------------------------------------------------
                                                                                           privately
October 1, 1998  Jirka Rysavy               --     $531,000         --  Stock of           negotiated sale
                                                                        InnerBalance       under Section
                                                                                           4(2) of the
                                                                                           Securities Act.

-----------------------------------------------------------------------------------------------------------
                                                                                           privately
December 7,      Lynn Powers            40,000     $ 50,000         --         $  100,000  negotiated sale
 1998                                                                                      under Section
                                                                                           4(2) of the
                                                                                           Securities Act.

-----------------------------------------------------------------------------------------------------------
                                                                                           privately
January 7, 1999  Mo Siegel              17,143     $ 75,000         --         $  150,000  negotiated sale
                                                                                           under Section
                                                                                           4(2) of the
                                                                                           Securities Act.
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Date                Purchaser      Number of    Debentures/  Warrants/    Consideration      Exemption(s)
                                   Shares of       Notes      Options                          Claimed*
                                    Class A
                                  Common Stock
-----------------------------------------------------------------------------------------------------------
                                                                                           privately
April 20, 1999   Jeffrey Steiner       120,000     $500,000         --         $1,025,000  negotiated sale
                                                                                           under Section
                                                                                           4(2) of the
                                                                                           Securities Act.

-----------------------------------------------------------------------------------------------------------
                                                                                           privately
May 6, 1999      Edward Snider          57,143     $250,000         --         $  500,000  negotiated sale
                                                                                           under Section
                                                                                           4(2) of the
                                                                                           Securities Act.

-----------------------------------------------------------------------------------------------------------
                                                                                           privately
May 6, 1999      Herbert Simon          57,143     $250,000         --         $  500,000  negotiated sale
                                                                                           under Section
                                                                                           4(2) of the
                                                                                           Securities Act.

-----------------------------------------------------------------------------------------------------------
                                                                                           privately
May 7, 1999      Mike Gilliland         22,857     $100,000         --         $  200,000  negotiated sale
                                                                                           under Section
                                                                                           4(2) of the
                                                                                           Securities Act.

-----------------------------------------------------------------------------------------------------------
                                                                                           privately
May 6, 1999      Lennart                57,143     $250,000         --         $  500,000  negotiated sale
 and June 8,     Perlhagen                                                                 under Section
 1999                                                                                      4(2) of the
                                                                                           Securities Act.

-----------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
Date                Purchaser      Number of    Debentures/  Warrants/    Consideration      Exemption(s)
                                   Shares of       Notes      Options                          Claimed*
                                    Class A
                                  Common Stock
-----------------------------------------------------------------------------------------------------------
June 1, 1999**   Gaiam                      --           --    674,800  Services           N/A
                 employees and
                 service
                 providers
-----------------------------------------------------------------------------------------------------------

* We believe that exemptions in addition to those specified above may exist with respect to the listed transactions.
** Options are exercisable at $4.375 per share and vest in monthly increments of 2% per month, commencing 10 months after the date of grant. The options expire 10 years after the date of the grant.

Item 16. Exhibits and  Financial Statement  Schedules.

EXHIBITS:


---------------------------------------------------------------------------------------------------------
          Exhibit No.                               Description
---------------------------------------------------------------------------------------------------------

                 1.1  Form of Underwriting Agreement
---------------------------------------------------------------------------------------------------------

                2.1*  Purchase Agreement dated September 14, 1998 among Gaiam Holdings, Inc., Healing
                      Arts Publishing, LLC, Steven P. Adams, Healing Arts Publishing, Inc., and Gaiam,
                      Inc.
---------------------------------------------------------------------------------------------------------

                3.1*  Amended and Restated Articles of Incorporation of Gaiam, Inc.
---------------------------------------------------------------------------------------------------------

                3.2*  Bylaws of Gaiam, Inc.
---------------------------------------------------------------------------------------------------------

                4.1*  Form of Gaiam, Inc. Stock Certificate
---------------------------------------------------------------------------------------------------------

                5.1*  Opinion of Bartlit Beck Herman Palenchar & Scott
---------------------------------------------------------------------------------------------------------

               10.1*  Gaiam, Inc.1999 Long-Term Incentive Plan
---------------------------------------------------------------------------------------------------------

               10.2*  Operating Agreement of Healing Arts Publishing, LLC dated September 14, 1998
---------------------------------------------------------------------------------------------------------

               10.3*  Sublease dated September 16, 1998 between Corporate Express Office Products, Inc.
                      and Gaiam, Inc.
---------------------------------------------------------------------------------------------------------

               10.4*  Lease Agreement dated December 18, 1997 between Orix Prime West Broomfield
                      Venture and Gaiam, Inc.
---------------------------------------------------------------------------------------------------------

               21.1*  Subsidiaries of Gaiam, Inc.
---------------------------------------------------------------------------------------------------------

                23.1  Consent of Ernst & Young
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
          Exhibit No.                               Description
---------------------------------------------------------------------------------------------------------
                23.2  Consent of Wendell T. Walker & Associates
---------------------------------------------------------------------------------------------------------

               23.3*  Consent of Bartlit Beck Herman Palenchar & Scott (included in Exhibit 5.1)
---------------------------------------------------------------------------------------------------------

               23.4*  Consent of Paul H. Ray
---------------------------------------------------------------------------------------------------------

               24.1*  Power of Attorney
---------------------------------------------------------------------------------------------------------

               27.1*  Financial Data Schedule
---------------------------------------------------------------------------------------------------------

* Previously filed

Item 17. Undertakings.

  (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) Gaiam hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (d) Gaiam hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on September 17, 1999.

                             Gaiam, Inc.


                             By:  /s/ Jirka Rysavy
                               -------------------
                                      Jirka Rysavy
                                      Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated opposite their names.

----------------------------------------------------------------------------------------------------------
Signature                                   Title                                      Date
----------------------------------------------------------------------------------------------------------

/s/ Jirka Rysavy        Jirka Rysavy , Chairman of the Board and Chief  September 17, 1999
                        Executive Officer
----------------------------------------------------------------------------------------------------------

/s/ Lynn Powers*        Lynn Powers, President, Chief Operating         September 17, 1999
                        Officer
                        and director
----------------------------------------------------------------------------------------------------------

/s/ Pavel Bouska*       Pavel Bouska, Executive Vice President and      September 17, 1999
                        Chief Information Officer
----------------------------------------------------------------------------------------------------------

/s/ Janet Mathews*      Janet Mathews, Controller and                   September 17, 1999
                        principal financial officer
----------------------------------------------------------------------------------------------------------


*By /s/ Jirka Rysavy
Jirka Rysavy, Attorney-in-fact

                                 EXHIBIT INDEX


---------------------------------------------------------------------------------------------------------
         Exhibit No.                                      Description
---------------------------------------------------------------------------------------------------------

                 1.1  Form of Underwriting Agreement
---------------------------------------------------------------------------------------------------------

                2.1*  Purchase Agreement dated September 14, 1998 among Gaiam Holdings, Inc., Healing
                      Arts Publishing, LLC, Steven P. Adams, Healing Arts Publishing, Inc., and Gaiam,
                      Inc.
---------------------------------------------------------------------------------------------------------

                3.1*  Amended and Restated Articles of Incorporation of Gaiam, Inc.
---------------------------------------------------------------------------------------------------------

                3.2*  Bylaws of Gaiam, Inc.
---------------------------------------------------------------------------------------------------------

                4.1*  Form of Gaiam, Inc. Stock Certificate
---------------------------------------------------------------------------------------------------------

                5.1*  Opinion of Bartlit Beck Herman Palenchar & Scott
---------------------------------------------------------------------------------------------------------

               10.1*  Gaiam, Inc.1999 Long-Term Incentive Plan
---------------------------------------------------------------------------------------------------------

               10.2*  Operating Agreement of Healing Arts Publishing, LLC dated September 14, 1998
---------------------------------------------------------------------------------------------------------

               10.3*  Sublease dated September 16, 1998 between Corporate Express Office Products, Inc.
                      and Gaiam, Inc.
---------------------------------------------------------------------------------------------------------

               10.4*  Lease Agreement dated December 18, 1997 between Orix Prime West Broomfield
                      Venture and Gaiam, Inc.
---------------------------------------------------------------------------------------------------------

               21.1*  Subsidiaries of Gaiam, Inc.
---------------------------------------------------------------------------------------------------------

                23.1  Consent of Ernst & Young
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
         Exhibit No.                                      Description
---------------------------------------------------------------------------------------------------------
                23.2  Consent of Wendell T. Walker & Associates
---------------------------------------------------------------------------------------------------------

               23.3*  Consent of Bartlit Beck Herman Palenchar & Scott (included in Exhibit 5.1)
---------------------------------------------------------------------------------------------------------

               23.4*  Consent of Paul H. Ray
---------------------------------------------------------------------------------------------------------

               24.1*  Power of Attorney, included on signature page
---------------------------------------------------------------------------------------------------------

               27.1*  Financial Data Schedule
---------------------------------------------------------------------------------------------------------

* Previously filed.